Exhibit 10

Execution Copy

PURCHASE AGREEMENT

by and between

INTERNATIONAL PAPER COMPANY

and

TIPB ACQUISITION, LLC

Dated as of March 14, 2005

TABLE OF CONTENTS

ARTICLE I

TRANSFER OF ASSETS AND LIABILITIES

EXHIBITS:

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Special Warranty Deeds
Exhibit C	Form of Patent Assignment
Exhibit D	Form of Trademarks Assignment
Exhibit E	Certain Excluded Assets
Exhibit F	Share Purchase Agreement
Exhibit G	Form of Instrument of Assumption
Exhibit H	Form of Transition Services Agreement
Exhibit I	[Intentionally Omitted]
Exhibit J-1	Quinnesec Pulp Supply Agreement
Exhibit J-2	Riegelwood Pulp Supply Agreement
Exhibit J-3	Cariboo Pulp Supply Agreement
Exhibit K	Ream Wrap Supply Agreement
Exhibit L	Androscoggin Supply Agreement
Exhibit M	Tax-Exempt Bond Agreement
Exhibit N	Wood Procurement Agreement

SCHEDULES:

Schedule 1.3	Preliminary Allocation of the Estimated Asset Purchase Price
Schedule 1.8	Basis of Presentation and Accounting Principles for the Final Statement
Schedule 2.3(e)	Seller’s Severance Plan
Schedule 3.3	Capital Structure; Title Shares; Subsidiaries
Schedule 3.5	Consents
Schedule 3.6	Financial Statements
Schedule 3.6(b)	PM5 Statements of Operations
Schedule 3.7	Liabilities or Obligations of the Business
Schedule 3.8	Material Adverse Changes
Schedule 3.9	Combined Owned Real Property; Liens and Other Encumbrances
Schedule 3.10	Leased Real Property
Schedule 3.11	Intellectual Property
Schedule 3.12	Litigation
Schedule 3.14	Certain Contracts and Arrangements
Schedule 3.15(a)	Seller Benefit and Compensation Plans
Schedule 3.16	Taxes
Schedule 3.17	Environmental Laws and Regulations
Schedule 3.18	Labor Matters
Schedule 3.19	Assets Necessary to the Business
Schedule 3.21	Related Party Transactions
Schedule 5.12(b)	DePere Products: Seller Cannot Compete
Schedule 5.12(d)	Andro Products: Seller Cannot Compete
Schedule 5.12(e)	Kaukauna Products: Seller Cannot Compete
Schedule 9.3	Seller’s Knowledge

PAGE NUMBER REFERENCES FOR DEFINED TERMS

Adjustment	37
affiliate	55
affiliated	55
Agreement	1
Akrosil Europe	1
Akrosil Europe Shares	1
Akrosil Europe Working Capital	8
Ancillary Agreements	7
Androscoggin Supply Agreement	7
Asset Working Capital	8
Assumed Liabilities	5
B of A	27
Bill of Sale	3
Business	1
Buyer	1
Buyer Damages	44
Buyer Indemnitees	44
Buyer Plans	13
Carryover Tax Benefit	36
Cases	23
Claim	47
Closing	6
Closing Date	6
Closing Date Statement	8
COBRA	17
COBRA Coverage	17
Code	6
Combined Leased Real Property	22
Combined Owned Real Property	22
Confidentiality Agreement	30
DePere License	4
Disclosure Schedules	5
Environmental Laws	26
ERISA	13
Estimated Akrosil Europe Purchase Price	5
Estimated Asset Purchase Price	5
Estimated Pre-Closing Asset Working Capital	8
Excluded Assets	3
Excluded Liabilities	5
FATIC	39
FERC	4
Final Akrosil Europe Purchase Price	5
Final Allocation	11
Final Asset Purchase Price	5
Final Statement	10
Financial Statements	20
Foreign Affected Employees	16
Foreign Plan	24
GAAP	20
Hazardous Substances	26
HSP	14
H-S-R Act	19
Income Tax	25
Income Taxes	25
Indemnity Period	43
Independent Accounting Firm	9
Instrument of Assumption	5
Instruments of Assignment	3
Intellectual Property	23
Leased Real Property	2
Leases	22
License Agreement	7
Liens	19
Material Adverse Effect	18
Net Tax Reduction	36
Other Instruments	3
Owned Real Property	1
Patent Assignment	3
Permits	2
Permitted Encumbrances	22
person	55
Plans	24
PM5	20
Pre-Closing Tax Period	33
Preliminary Allocation	5
Proprietary Rights	2
Pulp Supply Agreements	7
Ream Wrap Supply Agreement	7
Remediation Standard	50
Resolution Period	9
Savings Plan	14
Seller	1
Seller Damages	46
Seller Indemnitees	46
Seller Savings Plan	14
Settlement Accountants	35
Share Purchase Agreement	4
Special Warranty Deeds	3
SSP	14
Statements of Operations	20
Straddle Period	33
Tangible Assets	2
Target Akrosil Europe Working Capital	9
Target Asset Working Capital	8
Tax Claim	34
Tax Dispute Resolution Mechanism	35
Tax Indemnified Party	34
Tax Indemnifying Party	34
Tax Return	26
Tax Sharing Agreements	37
Taxes	25
Tax-Exempt Bond Agreement	3
Total Asset Purchase Price	11
Total Purchase Price	11
Trademark Assignment	3
Transition Services Agreement	7
U.S. Affected Employees	13
U.S. Assets	1
Wood Procurement Agreement	7

PURCHASE AGREEMENT

This PURCHASE AGREEMENT, dated as of March 14, 2005 (the “Agreement”), is by and between International Paper Company, a New York corporation (“Seller”) and TIPB Acquisition, LLC, a Delaware limited liability company (“Buyer”). Capitalized terms used herein shall have the meanings assigned to such terms in the text of this Agreement and the locations of such definitions are referenced following the table of contents.

WHEREAS, Seller is engaged in the production of pressure sensitive papers, industrial papers and packaging papers, and the conversion of silicone-coated release products and lightweight specialty papers at locations in the U.S. and through its indirect wholly-owned subsidiary, Akrosil Europe B.V., a company formed under the laws of The Netherlands (“Akrosil Europe”) (hereinafter referred to collectively as the “Business”);

WHEREAS, it is the intention of the parties hereto to transfer to Buyer the Business by transferring to Buyer certain assets of Seller located in the U.S., as described herein, by the assumption by Buyer of certain obligations and liabilities to the extent set forth herein, and to transfer to Buyer all of the issued and outstanding shares of capital stock of Akrosil Europe (the “Akrosil Europe Shares”) as described herein; and

WHEREAS, pursuant to the terms and conditions of this Agreement, Seller desires to sell or cause to be sold to Buyer, and Buyer desires to purchase from Seller, the assets, interests and stock more fully described herein for consideration that includes the assumption by Buyer of said liabilities;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

TRANSFER OF ASSETS AND LIABILITIES

Section 1.1 U.S. Assets

(a) Subject to the terms and conditions of this Agreement, at the Closing provided for in Section 1.4, Seller will sell, convey, assign, transfer and deliver, or will cause to be sold, conveyed, assigned, transferred and delivered, to Buyer all of Seller’s right, title and interest in and to the assets of the Business located in the U.S. (other than the Excluded Assets set forth in Section 1.1(c) hereof) owned or leased directly or indirectly by Seller on the Closing Date and used exclusively in connection with the Business (the “U.S. Assets”), free and clear of any Liens (as defined in Section 3.6), except for Permitted Encumbrances (as defined in Section 3.9), including the following:

(i) all fee real property owned by Seller and listed on Schedule 3.9 of the Disclosure Schedules hereto (the “Owned Real Property”) and all leasehold real property leased by Seller and listed on Schedule 3.10 of the Disclosure Schedules hereto (the “Leased Real Property”) and all assets owned or leased by Seller located thereon and used exclusively in connection with the operations of the Business conducted thereat, of the following types (“Tangible Assets”): factories, plants, buildings (together with appurtenances thereto and leasehold improvements), machinery, tools and equipment, automobiles, trucks and other motor vehicles, furniture and fixtures, computer hardware, computer software, service parts, inventories (including raw materials, work in progress, finished goods, packaging, inventory for resale, and consigned inventories), supplies and leases of personal property (for purposes of clarity, certain assets related to the Business located at the facilities that are the property of vendors, customers or other third parties shall remain at the facilities subject to the rights of the ultimate owner(s) thereof);

(ii) all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); all trade and corporate names, service marks, trademarks trade dress and all goodwill associated therewith; all mask works; all copyrights; all registrations and applications and renewals for any of the foregoing; all trade secrets, confidential information, ideas, formulae, compositions, manufacturing and production processes and techniques, research information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, documentation and software, financial, business and marketing, plans, customer and supplier lists and related information, marketing and promotional materials and all other information, know-how and intellectual property rights and all tangible embodiments thereof (collectively “Proprietary Rights”) in each case to the extent exclusively used in the Business, including without limitation the Proprietary Rights set forth on Schedule 3.11(a) of the Disclosure Schedules hereto; all income, royalties, damages and payments due at Closing or thereafter with respect to any of the foregoing and all other rights with respect thereto (including without limitation rights to damages and payments for past, present or future infringements or misappropriations thereof) in all countries;

(iii) all right, title and interest of Seller or any affiliate of Seller in and to the Business as a going concern, including its goodwill (if any) and all other intangible assets exclusively associated therewith;

(iv) all transferable licenses, franchises, marketing rights, permits, authorizations, consents, approvals, orders, filings, registrations and other operating authorizations with any court or administrative or governmental authority held by Seller exclusively related to the Business (“Permits”);

(v) all accounts receivable exclusively related to the Business reflected on the Final Statement;

(vi) all customer lists exclusively related to the Business;

(vii) all deposits, advance payments, prepaid items and expenses, deferred charges, rights of offset and credits and claims for refund exclusively relating to the Business;

(viii) all causes of action, demands, judgments, claims, indemnity rights or other rights relating to the U.S. Assets or the Business or arising under express or implied warranties from suppliers with respect to the U.S. Assets, except in each case to the extent relating to Excluded Assets or Excluded Liabilities;

(ix) all customer contracts and unfilled orders to which Seller is a party exclusively related to the Business, including those identified on Schedule 3.14 of the Disclosure Schedules, in each case subject to the receipt of any required consent to assignment or transfer or such contract or order;

(x) all other assets and properties of whatever nature reflected on the Final Statement; and

(xi) Seller’s books and records exclusively related to the Business.

(b) Such sale, conveyance, assignment, transfer and delivery will be effected by delivery by Seller to Buyer of (i) a duly executed bill of sale (“Bill of Sale”) substantially in the form of Exhibit A, (ii) special warranty deeds with respect to the Owned Real Property, substantially in the forms attached hereto as Exhibit B (collectively, the “Special Warranty Deeds”), (iii) instruments of assignment (collectively, the “Instruments of Assignment”), assigning Seller’s interest under the Leased Real Property in a form mutually agreed upon by the parties, (iv) an instrument of assignment assigning (x) Seller’s interest in the patents and patent applications included in the Proprietary Rights substantially in the form of Exhibit C attached hereto (the “Patent Assignment”) and (y) Seller’s interest in the registered trademarks and trademark applications substantially in the form of Exhibit D attached hereto (the “Trademark Assignment”), (v) a duly executed tax-exempt bond agreement substantially in the form attached hereto as Exhibit M (the “Tax-Exempt Bond Agreement“) and (vi) such other good and sufficient instruments of conveyance, transfer and assignment in form and substance reasonably satisfactory to Buyer, as shall be necessary to vest in Buyer good and valid title to the other U.S. Assets (collectively, the “Other Instruments”), free and clear of all Liens, except for Permitted Encumbrances.

(c) Anything contained in Section 1.1(a) to the contrary notwithstanding, there are expressly excluded from the assets and properties to be sold, conveyed, assigned, transferred and delivered the following assets (collectively, the “Excluded Assets”):

(i) the consideration delivered by Buyer to Seller pursuant to this Agreement; and cash or other cash equivalents (other than petty cash and other similar accounts and, except to the extent held in Akrosil Europe, notes receivable and securities);

(ii) any of Seller’s corporate franchises, certificates of incorporation (or other similar organizational documents), corporate seals, minute books, and other corporate records, except to the extent they pertain exclusively to Akrosil Europe;

(iii) all of Seller’s insurance policies and binders and all claims (other than with respect to Assumed Liabilities), refunds, proceeds and credits from insurance policies or binders due or to become due with respect to such policies or binders;

(iv) any proceeds from the city of Kaukauna in connection with reimbursement for lost or damaged inventory as a result of the broken city water pipeline;

(v) all trusts, trust assets, trust accounts, reserves and insurance policies relating to or funding Seller’s employee benefit plans, except as otherwise provided in Section 2.3;

(vi) all Tax credits and refunds pertaining to the Business or the U.S. Assets that are attributable to the Pre-closing Tax Period;

(vii) the trade name “International Paper,” and the trademarks “International Paper” and “IP” and the goodwill associated therewith;

(viii) all assets located within the Androscoggin facility located in Jay, Maine;

(ix) the hydroelectric plant located on the lower floors of the DePere, Wisconsin mill and the related license for the DePere Hydroelectric Project, License No. P-4914 (the “DePere License”); provided, that upon receipt of Federal Energy Regulatory Commission (“FERC”) approval of a jointly filed request to transfer the DePere License from Seller to Buyer following the Closing Date, Seller will convey the DePere hydroelectric plant and the DePere License;

(x) the assets set forth on Exhibit E; and

(xi) all claims, recoveries and judgments in favor of or for the benefit of Seller or any of its affiliates relating to any Excluded Liabilities.

Section 1.2 Transferred Shares to Be Sold

(a) Subject to the terms and conditions of this Agreement, at the Closing, Seller will cause its wholly-owned subsidiary, International Paper (Netherlands) B.V., to sell, convey, assign, transfer and deliver to Buyer all of Seller’s direct and indirect right, title and interest in and to the Akrosil Europe Shares.

(b) The transfer of the Akrosil Europe Shares shall be effected in accordance with the terms and conditions of an agreement that satisfies the requirements of local law and is substantially in the form of Exhibit F attached hereto (the “Share Purchase Agreement”). Seller and Buyer shall and shall cause their respective subsidiaries to execute on or prior to the Closing Date such documents and agreements as specified in the Share Purchase Agreement.

Section	1.3 Purchase Price; Assumption of Liabilities

(a) Subject to the terms and conditions of this Agreement, in reliance on Seller’s representations, warranties and agreements contained herein, and in consideration of the sale, conveyance, assignment, transfer and delivery of the U.S. Assets and the Akrosil Europe Shares, Buyer will deliver or cause to be delivered U.S.$180,000,000, which amount, together with the assumption of the Assumed Liabilities (as defined below), shall constitute full payment for the sale, conveyance, assignment, transfer and delivery of the U.S. Assets and the Akrosil Europe Shares. Payment shall be made by wire transfer to such bank account or bank accounts as shall be specified by Seller, in immediately available funds, of (A) U.S. $20,000,000 to be paid in Euros, representing payment for the Akrosil Europe Shares sold pursuant to the Share Purchase

Agreement (the “Estimated Akrosil Europe Purchase Price”), and adjusted pursuant to Section 1.9 (as so adjusted, the “Final Akrosil Europe Purchase Price”) and (B) U.S. $160,000,000, representing payment for the U.S. Assets, which amount shall be adjusted pursuant to Section 1.7 (as so adjusted, the “Estimated Asset Purchase Price”), and further adjusted pursuant to Section 1.9 (as so further adjusted, the “Final Asset Purchase Price”). Schedule 1.3 of the Disclosure Schedules being delivered to Buyer herewith (the “Disclosure Schedules”) sets forth a preliminary allocation of the Estimated Asset Purchase Price among the U.S. Assets in accordance with Section 1060 of the Code (as defined in Section 1.5) and the applicable Treasury Regulations or applicable local law (the “Preliminary Allocation”). Payment for the Akrosil Europe Shares will be made in Euros.

(b) At the Closing, Buyer will deliver to Seller an instrument of assumption substantially in the form of Exhibit I hereto (the “Instrument of Assumption”), whereby Buyer will undertake, assume and agree to perform, pay and discharge when due, and hold Seller harmless from and indemnify Seller against, any and all debts, liabilities and obligations of Seller (x) pertaining to the Business and reflected on or reserved against in the June 30, 2004 balance sheet (which is part of the Financial Statements) or incurred in the ordinary course of business since June 30, 2004 (whether or not required by GAAP to be reflected on a balance sheet), (y) set forth on the Final Statement or (z) otherwise expressly assumed under this Agreement or under the Share Purchase Agreement (collectively, the “Assumed Liabilities”), except for any debts, liabilities and obligations (i) to the extent arising out of the Excluded Assets, (ii) that are retained by the Seller as set forth on Exhibit E or pursuant to Section 2.3 hereof (including as related to pension and retiree health and life benefits and any indemnification obligations relating to officers and directors of Seller), (iii) that are not related to the Business, (iv) that relate to pre-Closing workers compensation claims related to the Business (such that all claims are made within the time period provided at the end of Section 2.3(g)), (v) that relate to litigation claims related to the Business for pre-Closing periods, including, without limitation, the litigation set forth on Schedule 3.12, (vi) that relate to the Tax-Exempt Bonds of the Business, except as provided in the Tax-Exempt Bond Agreement, or (vii) for Taxes pertaining to the Business incurred with respect to the Pre-Closing Tax Period (as defined in Section 5.7) (except as provided in Section 5.7(e) or Section 1.10) (collectively, the “Excluded Liabilities”).

Section 1.4 Closing

(a) The closing of the transactions contemplated by this Agreement and the Share Purchase Agreement (the “Closing”) shall take place not later than 10:00 A.M., Eastern Standard Time, at the offices of (i) Vinson & Elkins L.L.P., 666 Fifth Avenue, New York, New York with respect to this Agreement, and (ii) Loyens & Loeff, Fred. Roeskesstraat 100, 1076 ED Amsterdam, the Netherlands with respect to the Share Purchase Agreement on April 29, 2005. As provided in Section 5.4, the parties shall use reasonable commercial efforts to cause the Closing to occur on such date. The effective time of the Closing is sometimes referred to herein as the “Closing Date.”

(b) It is the intention of the parties that the sale of the Akrosil Europe Shares shall close simultaneously with the Closing for the U.S. Assets. Notwithstanding the foregoing, in the event the parties determine to postpone the closing with respect to the Akrosil Europe Shares beyond the Closing Date, Buyer and Seller shall enter into such arrangements as may be necessary so that Buyer receives the economic benefits and bears the economic burdens with respect to the portion of the Business the closing of which shall have been postponed as if Buyer had been the owner of such portion of Business as of the Closing Date. In this event, Seller agrees to consult with Buyer and to act upon Buyer’s reasonable instructions concerning the ordinary course management and operation of such portion of the Business at all times subsequent to the Closing Date and prior to the applicable foreign closing date; provided, however, that Seller will be under no obligation to act upon any such instructions to the extent Seller would be required to take any action outside of the ordinary course of such operations. In addition, in the event the parties determine to postpone the closing with respect to the Akrosil Europe Shares beyond the Closing Date, Buyer and Seller hereby agree to make the appropriate adjustments to Sections 1.5, 1.6, 1.7, 1.8 and 1.9 as the parties deem necessary at the time, and further agree to each use their best efforts to effectuate the closing with respect to the Akrosil Europe Shares.

Section 1.5 Deliveries by Seller

At the Closing, Seller shall deliver or cause to be delivered to Buyer (unless delivered previously) the following:

(a) A duly executed Bill of Sale;

(b) Special Warranty Deeds for the Owned Real Property;

(c) Instruments of Assignment assigning Seller’s interest in the Leased Real Property and other instruments relating to the U.S. Assets;

(d) The officer’s certificate referred to in Section 6.3(d);

(e) A certificate of Seller’s non-foreign status (only with respect to its ownership of the U.S. Assets and the Estimated Asset Purchase Price attributable thereto) that complies with the requirements of Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder;

(f) A duly executed counterpart of the Patent Assignment;

(g) A duly executed counterpart of the Trademark Assignment;

(h) A duly executed counterpart of the Transition Services Agreement, substantially in the form set forth at Exhibit H (the “Transition Services Agreement”);

(i) A duly executed counterpart of the License Agreement to give Buyer the benefit of any Intellectual Property necessary to conduct the Business which is not included within the U.S. Assets, if required, in a form agreed to by Buyer and Seller (the “License Agreement”);

(j) Duly executed counterparts of the Pulp Supply Agreements for the pulp produced at (A) Quinnesec, Michigan, (B) Riegelwood, North Carolina and (C) Quesnel, British Columbia, substantially in the forms set forth at Exhibits J-1, J-2 and J-3, respectively (the “Pulp Supply Agreements”);

(k) A duly executed counterpart of the Ream Wrap Supply Agreement, substantially in the form set forth at Exhibit K (the “Ream Wrap Supply Agreement”);

(l) A duly executed counterpart of the Androscoggin Supply Agreement, substantially in the form set forth at Exhibit L (the “Androscoggin Supply Agreement”);

(m) A duly executed counterpart of the Tax-Exempt Bond Agreement;

(n) A duly executed counterpart of the Wood Procurement Agreement, substantially in the form set forth at Exhibit N (the “Wood Procurement Agreement”); and

(o) All other documents, instruments and writings required to be delivered by Seller at or prior to the Closing pursuant to this Agreement, the Share Purchase Agreement or otherwise required in connection herewith or therewith (the agreements referred to in this Section 1.5, as well as similar agreements required under the Share Purchase Agreement being referred to herein as the “Ancillary Agreements”).

Section 1.6 Deliveries by Buyer

At the Closing, Buyer will deliver or cause to be delivered to International Paper (Netherlands) B.V. the Estimated Akrosil Europe Purchase Price. Also, at the Closing, Buyer will deliver or cause to be delivered to Seller (unless previously delivered) the following:

(a) The Estimated Asset Purchase Price referred to in Section 1.3;

(b) A duly executed Instrument of Assumption;

(c) The officer’s certificate referred to in Section 6.2(c);

(d) A duly executed counterpart of the Patent Assignment;

(e) A duly executed counterpart of the Trademark Assignment;

(f) A duly executed counterpart of the Transition Services Agreement;

(g) A duly executed counterpart of the License Agreement, if required;

(h) Duly executed counterparts of the Pulp Supply Agreements;

(i) A duly executed counterpart of the Ream Wrap Supply Agreement;

(j) A duly executed counterpart of the Androscoggin Supply Agreement;

(k) A duly executed counterpart of the Tax-Exempt Bond Agreement;

(l) A duly executed counterpart of the Wood Procurement Agreement; and

(m) All other documents, instruments and writings required or reasonably requested to be delivered by Buyer at or prior to the Closing pursuant to this Agreement, the Share Purchase Agreement or otherwise required in connection herewith or therewith.

Section 1.7 Pre-Closing Purchase Price Adjustment

(a) No later than five (5) business days prior to the Closing Date, Seller shall deliver to Buyer a certificate signed by an officer of Seller, setting forth Seller’s good faith estimate of Asset Working Capital (as defined in Section 1.8) as of the Closing Date (“Estimated Pre-Closing Asset Working Capital”).

(b) On the Closing Date, the Estimated Asset Purchase Price shall be adjusted by either (i) adding the amount by which Estimated Pre-Closing Asset Working Capital is greater than $65,136,000 (the “Target Asset Working Capital”), or (ii) subtracting the amount by which Estimated Pre-Closing Asset Working Capital is less than the Target Asset Working Capital.

Section 1.8 Preparation of Closing Date Statement

An unaudited statement (the “Closing Date Statement”) of (i) Working Capital (as defined in Section 1.8(e)) attributable to the Business exclusive of Akrosil Europe (“Asset Working Capital”) and (ii) Working Capital attributable to Akrosil Europe (“Akrosil Europe Working Capital”), in each case as of the close of business on the Closing Date shall be prepared by Seller in the following manner:

(a) Within sixty (60) days after the Closing Date, Seller shall deliver to Buyer the Closing Date Statement, fairly presenting Asset Working Capital and Akrosil Europe Working Capital, in each case as of the close of business on the Closing Date in accordance with the basis of presentation and the accounting principles identified on Schedule 1.8 of the Disclosure Schedules. The Closing Date Statement shall set forth (i) Asset Working Capital and Akrosil Europe Working Capital as reflected in the Closing Date Statement, and (ii) the amount of any adjustment to each of the Estimated Asset Purchase Price and the Estimated Akrosil Europe Purchase Price to be paid and by whom pursuant to Section 1.9 and the basis therefor.

(b) Following the Closing, Buyer and Seller shall give the other party and any independent auditors and authorized representatives of such other party full access at all reasonable times to the properties, books, records (other than books and records that are inseparable from Seller’s other operations) and personnel of the Business for purposes of preparing, reviewing and resolving any disputes concerning the Closing Date Statement. Buyer shall have forty-five (45) days following the delivery to Buyer of the Closing Date Statement during which to notify Seller in writing of any dispute of any item contained in the Closing Date Statement, which notice shall set forth in reasonable detail the basis for such dispute. If Buyer fails to notify Seller of any such dispute within such 45-day period, the Closing Date Statement shall be deemed to be accepted by Buyer. In the event that Buyer shall so notify Seller of any dispute, Buyer and Seller shall cooperate in good faith to resolve such dispute as promptly as possible.

(c) Seller and Buyer acknowledge and agree that the purpose of the procedures and adjustments contemplated by Sections 1.7, 1.8 and 1.9, is to place on Seller the benefit or burden of differences between (i) the Asset Working Capital as set forth on the Final Statement and the Target Asset Working Capital, and (ii) the Akrosil Europe Working Capital as set forth on the Final Statement and $5,361,000 (the “Target Akrosil Europe Working Capital”). Buyer agrees that it shall not propose adjustments to or dispute portions of the Closing Date Statement prepared by Seller if such adjustments or disputes involve changes in or question the methodology or the practices of the Seller which have been consistently applied in accordance with GAAP, subject to the accounting principles set forth in Schedule 1.8 of the Disclosure Schedules, in determining the carrying value of the assets and liabilities (including valuation accounts, pools and reserves and recognition of contingent liabilities, warranty reserves and reserves for doubtful accounts and inventory). For the avoidance of doubt, it is expressly agreed that no objection may be raised and no adjustment may be proposed to any entry or item contained in the Closing Date Statement except on grounds that such item or entry is not in accordance with the provisions of this Agreement or the accounting principles set forth in Schedule 1.8 of the Disclosure Schedules consistently applied.

(d) If Buyer and Seller are unable to resolve any such dispute within fifteen (15) days of Buyer’s delivery of such notice (the “Resolution Period”), then all amounts remaining in dispute shall be submitted to KPMG (the “Independent Accounting Firm”). Each party agrees to execute, if requested by the Independent Accounting Firm, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne equally by Seller and Buyer. The Independent Accounting Firm shall act as an arbitrator to determine, based solely on presentations by Seller and Buyer, and not by independent review, only those issues still in dispute and shall be limited to those adjustments, if any, that need be made for the Closing Date Statement to comply with the standards referred to in subsection (a) of this Section 1.8. The Independent Accounting Firm’s determination shall be requested to be made within thirty (30) days of such presentations, shall be set forth in a written statement delivered to Seller and Buyer and shall be final, binding and conclusive. The “Final Statement” shall be (i) the Closing Date Statement in the event that the Buyer does not deliver a notice of dispute in the 45-day period specified in Section 1.8(b) or accepts the Closing Date Statement or (ii) the Closing Date Statement, as modified by resolution of any disputes by Buyer and Seller or by the Independent Accounting Firm. The procedures set forth in this Section 1.8 are the sole remedy for any disputes with respect to matters set forth on the Closing Date Statement.

(e) The term “Working Capital” shall mean (i) the following assets of the Business or pertinent part thereof (excluding PM5 unless otherwise specified below): cash, cash equivalents, notes receivable and marketable securities, if any, accounts receivable-net, inventory (including offsite inventory attributable to PM5, but excluding inventory valued at $6,000,000 and related to the Kaukauna and DePere, Wisconsin facilities that is primarily attributable to built up inventory in preparation of a planned mill outage in May 2005 (the “Mill Outage Inventory”)) and other current assets minus (ii) the following liabilities of the Business: trade accounts payable, accrued salaries, commissions and vacation entitlements, employee benefit contributions and premiums, accrued Taxes and other accrued current liabilities, determined in accordance with the basis of presentation and the accounting principles identified on, and subject to certain limitations set forth in, Schedule 1.8 of the Disclosure Schedules; provided that none of the Excluded Assets, Excluded Liabilities or any amounts cancelled under Section 1.11 herein shall be included in the calculation of Working Capital; and provided, further, that Buyer shall pay Seller $6,000,000 for the Mill Outage Inventory in six (6) equal monthly installments, payment to be made to Seller on the last day of each month for six (6) consecutive months commencing at the end of the first month following the Closing Date.

Section 1.9 Post-Closing Purchase Price Adjustments; Allocation of Purchase Price

(a) On the tenth business day following the determination of the Final Statement:

(1) either (i) Buyer shall pay to Seller the amount (together with interest as described below) by which (A) Asset Working Capital as set forth in the Final Statement is greater than (B) the Estimated Pre-Closing Asset Working Capital, or (ii) Seller shall pay to Buyer (together with interest as described below) the amount by which (A) Asset Working Capital as set forth in the Final Statement is less than the Estimated Pre-Closing Asset Working Capital; and

(2) either (i) Buyer shall pay to Seller the amount (together with interest as described below) by which (A) Akrosil Europe Working Capital as set forth in the Final Statement is greater than (B) the Target Akrosil Europe Working Capital, or (ii) Seller shall pay to Buyer (together with interest as described below) the amount by which (A) Akrosil Europe Working Capital as set forth in the Final Statement is less than the Target Akrosil Europe Working Capital.

(b) In the event of a payment pursuant to the net effect of clauses (1) or (2) above, such amount shall bear simple interest at an annual rate of six percent (6%), accruing from the Closing Date to the date of payment.

(c) The net amount, if any, referred to in Section 1.9(a) shall be paid by the paying party under Section 1.9(a) by wire transfer in immediately available funds to an account designated by the other.

(d) Any amount to be paid by either Seller or Buyer pursuant to Section 1.9(a) shall be treated as an adjustment to the Total Purchase Price.

(e) The sum of (i) the Final Asset Purchase Price and (ii) the amount of the Assumed Liabilities to the extent reflected on the Final Statement, is sometimes referred to herein as the “Total Asset Purchase Price,” and the sum of (i) the Total Asset Purchase Price and (ii) the Final Akrosil Europe Purchase Price is sometimes referred to herein as the “Total Purchase Price.” In conjunction with the determination of the Final Statement, Seller and Buyer shall also negotiate in good faith to agree as promptly as possible, but in any event within sixty (60) days after the determination of the Final Statement, upon an allocation of the Total Asset Purchase Price to the U.S. Assets in accordance with Section 1060 of the Code, and the applicable Treasury Regulations or applicable local law, starting with the preliminary allocation set forth in Schedule 1.3 of the Disclosure Schedules, and making the applicable changes thereto consistent with the Final Statement (the “Final Allocation”). Seller and Buyer (i) shall be bound by the allocations determined pursuant to this paragraph for purposes of determining any Taxes, (ii) shall prepare and file all Tax Returns in a manner consistent with such allocations, and (iii) shall take no position inconsistent with such allocations in any Tax Return, any proceeding before any taxing authority or otherwise. In the event that any such allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other party hereto concerning resolution of such dispute.

Section 1.10 Apportionment of Real Estate Taxes and Transfer Taxes

(a) At the Closing, Buyer and Seller shall apportion pro rata all real property taxes paid or payable in connection with the Owned Real Property and any and all rental (including base rent and additional rent payable under the terms of the Leases) paid or payable under any of the Leases (as defined in Section 3.10), such apportionments to be made on a per diem basis as of the Closing Date and (i) in the case of real property taxes, shall be based upon the fiscal year for which the same are assessed and (ii) in the case of rental, shall be based upon the period for which the same is payable. In the event that the applicable tax bill, landlord rental statement or other information reasonably necessary for computing any such apportionment is not available on the Closing Date, the apportionment shall be made at Closing on the basis of the prior period’s real estate taxes or rental, as applicable. Within thirty (30) days after receipt by the parties of the applicable tax bill, landlord rental statement or other information reasonably necessary for computing such apportionment, Buyer and Seller shall apportion the actual taxes and/or rental and, if either party paid more than its proper share thereof at Closing, the other party shall promptly reimburse such party for the amount so expended. The foregoing provision shall be deemed to survive Closing. If, at Closing, any of the Owned Real Property is affected by an assessment arising on or before the Closing Date which is payable in installments of which the current installment is then a charge or Lien, or has been paid, then all unpaid installments of such assessments which are to become payable after the Closing Date shall be paid and discharged by the Buyer.

(b) Except as provided in Section 1.10(a), all excise, sales, use, registration, license, stamp, recording, privilege, documentary, ad valorem, conveyance, franchise, transfer, gross receipts, gains, duties, and similar Taxes, levies, charges, and fees (collectively, the “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne equally by Buyer and Seller. The party that is required by applicable law to make the filings, reports, or returns with respect to any applicable Transfer Taxes (the “Payor”) shall prepare in a true, correct, and complete manner in all material respects and timely file all relevant Tax Returns required to be filed in respect of such Transfer Tax, shall pay the Transfer Tax shown on such Tax Returns, and shall notify the other party thereto in writing of the Transfer Tax shown on such Tax Returns and how such Transfer Tax was calculated. The other party shall reimburse the Payor for its respective share of the amount of such Transfer Tax in immediately available funds within ten (10) business days of receipt of such notice.

Section 1.11 Intercompany Liabilities

At (and effective immediately prior to) the Closing, Seller will cancel, settle or otherwise repay, and will cause its affiliates to cancel, settle or otherwise repay, all of its or their liabilities and obligations to the Business, and neither Seller nor its affiliates shall have any responsibility for those liabilities other than current receivables owing from Seller or any of its affiliates to the Business with respect to products sold, which, to the extent not paid prior to the Closing, shall be reflected in Working Capital as of the Closing Date and be payable in the ordinary course. At (and effective immediately prior to) the Closing, Seller will cause the Business to cancel, settle or otherwise repay all of their liabilities and obligations owed to Seller and its affiliates, and Buyer shall not have any responsibility for those liabilities other than current payables owing by the Business with respect to services performed on behalf of, or products sold to, the Business, which to the extent not paid prior to the Closing, shall be reflected in Working Capital as of the Closing Date and be payable by the Business to Seller and its affiliates in the ordinary course.

ARTICLE II

RELATED MATTERS

Section 2.1 Books and Records of Seller

Seller agrees to deliver, or cause to be delivered, to Buyer on or as soon as practicable after the Closing all books and records of Seller exclusively used or held for use in the conduct of the Business or pertaining to the Akrosil Europe Shares and to those U.S. Assets and Assumed Liabilities conveyed or assumed at the Closing (including, but not limited to, correspondence, memoranda, books of account, personnel and payroll records and the like), other than books and records (i) relating to Taxes or to individual personnel or payroll records, (ii) that are inseparable from Seller’s other operations or (iii) relating to Excluded Liabilities or Excluded Assets. Seller shall use reasonable efforts to preserve any books and records relating to the Business that are not delivered to Buyer hereunder, other than books and records relating to Taxes, in accordance with the document retention policy of the Business as in effect on the date hereof (including any legal holds placed on books and records relating to litigated matters) and will use reasonable efforts to make available (for review and copying) to Buyer and its authorized representatives upon reasonable notice during normal business hours to the extent reasonably required by Buyer; provided, however, that if the books and records are subject to privilege, Seller shall not be required to produce such books and records. Buyer shall, and shall cause Akrosil Europe to use reasonable efforts to preserve and make available (for review and copying) to Seller and its authorized representatives upon reasonable notice during normal business hours the records transferred by Seller to Buyer at Closing in accordance with the document retention policy of the Business as in effect on the date hereof (including any legal holds placed on books and records relating to litigated matters) and, with respect to records that may be relevant to any actual Tax audits or proceedings, such additional period as is reasonably required by Seller; provided that Buyer shall, and shall cause Akrosil Europe to, use reasonable efforts to notify Seller prior to destroying any such record during such period.

Section 2.2 Distributions

The parties agree that Seller shall have the right, on or prior to the Closing Date, to cause Akrosil Europe to distribute cash to Seller or its affiliates (such as International Paper (Netherlands) B.V.) by one or more dividends, repurchases of existing stock and/or other distributions or repayment of intercompany liabilities.

Section 2.3 Employees and Employee Benefits

(a) Employment. Immediately following the Closing, Buyer shall offer employment to each person who is a full time or part time employee of the Business who is employed at a location in the United States immediately prior to the Closing (the “U.S. Affected Employees”) on terms no less favorable in the aggregate (including with respect to position, duties, responsibilities, compensation, incentives and location) than those provided on the date hereof to the U.S. Affected Employees.

(b) Substantially Equivalent Benefits. Except as provided in Section 2.3(e), for a twelve (12) month period following the Closing, Buyer shall provide each U.S. Affected Employee with benefits that are at least substantially equivalent in the aggregate to the benefits provided to each such U.S. Affected Employee immediately prior to the Closing; provided that Buyer, in providing such substantially equivalent benefits, shall not be required to provide or maintain any particular plan or benefit that was provided to or maintained for U.S. Affected Employees prior to the Closing, except as otherwise required by an applicable collective bargaining agreement then in effect.

(c) Service Credit, Deductibles, and Preexisting Conditions. Buyer agrees that, for purposes of all employee benefit plans (including, but not limited to, all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all policies and employee fringe benefit programs, including vacation policies) of Buyer (such plans, programs, policies and arrangements, the “Buyer Plans”) in which the U.S. Affected Employees may participate following the Closing, service credit will be given to the U.S. Affected Employees for service previously credited with the Business prior to the Closing; provided, that such crediting of service does not result in a duplication of benefits; and provided further, that such crediting of service need not be given for benefit accrual purposes under any Buyer Plan that is a “defined benefit plan” (as defined in Section 3(35) of ERISA). U.S. Affected Employees shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any corresponding Buyer Plan for which deductibles or co-payments are required. Buyer shall also cause each Buyer Plan to waive any pre-existing condition exclusion or restriction, any waiting period limitation, or any evidence of insurability requirements for the U.S. Affected Employees to the extent such exclusions, restrictions, limitations or requirements had been waived or satisfied under the terms of any corresponding Seller Plan immediately prior to the Closing.

(d) Savings Plan. As soon as practicable following the Closing Date:

(i) Buyer shall provide Seller with such documents and other information as Seller shall reasonably request to assure itself that the savings plan adopted by Buyer (the “Savings Plan”) provides for the receipt of eligible rollover distributions (as such term is defined under Section 402 of the Code) from the U.S. Affected Employees;

(ii) Buyer shall provide Seller with such documents and other information as Seller shall reasonably request to assure itself that the Savings Plan and the trust established thereto are qualified and tax-exempt under Sections 401(a) and 501(a) of the

Code, evidenced by either a favorable determination letter issued by the Internal Revenue Service or an opinion, satisfactory to Seller’s counsel, of Buyer’s counsel to the effect that the terms of the Savings Plan and its related trust qualify under Sections 401(a) and 501(a) of the Code; and

(iii) Seller shall provide Buyer with such documents as Buyer shall reasonably request to assure itself that the accounts of the U.S. Affected Employees under the International Paper Company Salaried Savings Plan (the “SSP”) and the International Paper Company Hourly Savings Plan (the “HSP”) (each, a “Seller Savings Plan”), if distributed to such U.S. Affected Employees, would be eligible rollover distributions.

Seller shall 100% vest or cause to be 100% vested, as of the Closing Date, the accounts under the SSP and HSP for each U.S. Affected Employee. Each U.S. Affected Employee who is a participant in a Seller Savings Plan shall be given the opportunity to “roll over” such account balance by way of an eligible rollover distribution to the Savings Plan, subject to and in accordance with the provisions of such Plan and applicable law. Notwithstanding anything in this Agreement to the contrary, each U.S. Affected Employee who is eligible to participate in a Seller Savings Plan will become eligible to participate in the Savings Plan as soon as reasonably practicable after the Closing Date.

(e) Severance Pay. In the event that any U.S. Affected Employee is discharged by Buyer or any subsidiary within nine (9) months after the Closing Date (other than for “cause” or because of such U.S. Affected Employee’s voluntary retirement), then Buyer shall treat such U.S. Affected Employee, and shall be responsible for severance pay, in accordance with Buyer’s severance plan, which shall provide the same amount of severance pay as Seller’s severance plan (but specifically excludes the provisions of Seller’s severance plan providing for the “bridging benefit” and other benefits, including without limitation, health benefits, except as may be required by applicable law), as set forth on Schedule 2.3(e) of the Disclosure Schedules. Buyer will maintain such severance plan for at least nine (9) months after the Closing Date. Buyer shall be responsible and assume all liability for all notices or payments due to any U.S. Affected Employee who accepts employment with Buyer, and, except as otherwise provided herein, all notices, payments, assessments due to any government authority, pursuant to any applicable federal, state or local law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of U.S. Affected Employees by the Business after the Closing, including but not limited to the Worker Adjustment and Retraining Notification Act and any rules or regulations as have been issued in connection with the foregoing.

(f) Pre-Closing Claims. Except as otherwise provided in Section 2.3(g) with respect to sickness and disability claims, Seller will remain responsible for all claims under the applicable Plans (as defined in Section 3.15) for health, accident, sickness, and disability benefits that are deemed incurred prior to the Closing Date by U.S. Affected Employees, whether or not such claims have been reported as of the Closing Date. For all purposes under such Plans, such employees will be considered to have terminated employment with Seller as of the Closing Date. As of the Closing, any U.S. Affected Employee who is receiving benefits under Seller’s short-term disability program shall be deemed to be an employee of Seller until such time as such employee is no longer eligible for Seller’s short-term disability program. If at such time such U.S. Affected Employee will be returning to work, Buyer shall offer employment to such employee in accordance with the terms of Section 2.3(a) hereof. If at such time such employee will be eligible for long-term disability benefits or disability retirement, such employee shall receive such benefits under Seller’s long-term disability program or pension plan.

(g) Disabled Employees. Seller will remain responsible for (i) all benefits payable to U.S. Affected Employees who, as of the close of business on the day immediately preceding the Closing Date, were determined to be totally and permanently disabled in accordance with the applicable provisions of Seller’s health, accident, sickness, salary continuation, or short-term or long-term disability benefits plans or programs, and (ii) all workers compensation claims based on an injury occurring on or prior to the Closing Date; provided that the workers compensation claim relating to such injury is made within twelve (12) months after the Closing Date.

(h) Other Inactive Employees. Seller will remain responsible for all benefits payable to each U.S. Affected Employee who, as of the close of business on the day immediately preceding the Closing Date, is not actively employed and shall remain responsible for such employee until such employee is able to return to active employment. At the time such employee is able to return to work, Buyer shall assume the obligation to provide benefits under Buyer’s benefits plans.

(i) Retiree Life and Health. Seller will provide retiree life insurance and health benefits as required under the provisions of any applicable Plan to any U.S. Affected Employee who was eligible for such benefits (i.e., who met the age and service requirements, but who had not yet retired) as of the close of business on the day immediately preceding the Closing Date.

(j) No Right of Employment. Nothing contained herein, expressed or implied, is intended to confer upon any U.S. Affected Employee any right to continued employment for any period by reason of this Agreement. Nothing contained herein is intended to confer upon any U.S. Affected Employee any particular term or condition of employment in the future other than with respect to the particular employee benefit plans or severance plans, policies or arrangements expressly referred to in this Agreement.

(k) Indemnification. After the Closing Date, Buyer shall be responsible for, and shall indemnify and hold harmless Seller and its affiliates and their officers, directors, employees, affiliates and agents and the fiduciaries (including plan administrators) of the plans from and against any and all claims, losses, damages, costs and expenses (including, without limitation, attorneys’ fees and expenses) and other liabilities and obligations relating to or arising out of (i) all salaries, commissions and vacation entitlement accrued but unpaid as of the Closing due to any U.S. Affected Employees to the extent they are Assumed Liabilities, (ii) the liabilities assumed by Buyer under this Section 2.3 or any failure by Buyer to comply with the provisions of this Section 2.3, and (iii) any claims of, or damages or penalties brought by, any U.S. Affected Employee, or any governmental entity on behalf of or concerning any U.S. Affected Employee, with respect to any act or failure to act by Buyer Group to the extent arising from the employment, discharge, layoff or termination of any U.S. Affected Employee who becomes an employee of Buyer Group after the Closing Date.

(l) Foreign Affected Employees. The following provisions apply to those employees of Seller or Akrosil Europe who are employees of the Business on a regular basis in countries other than the United States immediately prior to the Closing Date (the “Foreign Affected Employees”):

(i) Employment. Buyer shall continue to employ or offer to employ, as the case may be, for a period of at least nine (9) months following the Closing, each Foreign Affected Employee, effective as of the Closing Date, on the same terms and conditions (except to the extent otherwise provided in employment notices or the Share Purchase Agreement), including level of seniority, years of employment and any applicable union obligations, as recognized by Seller or Akrosil Europe for each such Foreign Affected Employee immediately prior to the Closing Date; provided, however, that a Foreign Affected Employee may be terminated earlier for poor performance. Seller shall, or shall cause one of its subsidiaries to, provide necessary notices to employees, works councils, labor organizations or governmental authorities. Seller and Buyer will cooperate with respect to the transfer of employment of the Foreign Affected Employees in order to effectuate the transfers.

(ii) Benefits. Effective as of the Closing Date, Buyer shall provide to each Foreign Affected Employee benefits that are substantially equivalent to the employee benefits (including, but not limited to, medical and retirement benefits) provided by Seller to each such Foreign Affected Employee immediately prior to the Closing Date, and shall assume benefit liabilities with respect to Foreign Transferred Employees to the extent required by applicable law. For a period of at least twelve (12) months following the Closing, Buyer will maintain and honor the severance policies and arrangements in effect immediately prior to the Closing Date.

(iii) Indemnification. Buyer agrees to indemnify and hold Seller harmless against any costs, claims, liabilities and expenses (including legal expenses) arising out of Buyer’s employment of each such Foreign Affected Employee, including, without limitation, any claims for severance benefits, pension benefits with respect to which an amount has been transferred to Buyer pursuant to Section 2.3(l)(ii) above, or any claims for medical or other benefits incurred by each such Foreign Affected Employee after the Closing Date.

(m) Collective Bargaining Agreements. Buyer shall, as of the Closing, assume the collective bargaining agreements in effect with respect to the Foreign Affected Employees and assume the collective bargaining agreement in effect for the U.S. Affected Employees at the Kaukauna location and the obligations relating thereto, and will recognize all accrued rights and all seniority dates under such agreements. In addition, in the event that Seller has concluded a new collective bargaining agreement with respect to the U.S. Affected Employees at the Menasha location and such collective bargaining agreement (i) is substantially in the form as currently proposed by Seller, and (ii) includes the provision set forth in the letter from Seller to the union dated March 9, 2005, Buyer will agree to assume such collective bargaining agreement and the obligations relating thereto and will recognize all accrued rights and all seniority dates under such agreement. In the event Seller concludes a new collective bargaining agreement with respect to the U.S. Affected Employees at the Menasha location and such collective bargaining agreement (x) is not substantially in the form currently proposed by Seller or (y) does not contain the provision referenced in (ii) above, Buyer does not agree to assume the collective bargaining agreement with respect to the U.S. Affected Employees at the Menasha location. Prior to the Closing and subject to the foregoing, Buyer and Seller shall cooperate to endeavor to effect an orderly transition of any collective bargaining obligations consistent with any collective bargaining agreements assumed by Buyer, in compliance with applicable law.

(n) Health Care Continuation Coverage. Seller shall retain the liability for compliance with all requirements under COBRA with respect to employees, former employees and all other individuals who are qualified beneficiaries (as such term is defined by COBRA (26 U.S.C. Section 4980B(g)(1) and 29 U.S.C. Section 1167(3)) who experienced “qualifying events” as defined by COBRA (26 U.S.C. Section 4980B(f)(3) and 26 U.S.C. Section 1163) prior to or on the Closing Date. For purposes of this Section, the term “COBRA Coverage” means the health insurance coverage required to be offered pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), 26 U.S.C. Section 4980B et seq., and 29 U.S.C. Sections 1162 –1167.

(o) Other Benefits. After the Closing, Buyer shall assume and be responsible for all salaries, commissions and vacation for U.S. Affected Employees accrued but unpaid at Closing to the extent they are Assumed Liabilities.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller, solely with respect to the Business, hereby represents and warrants as of the date hereof to Buyer as follows, except as specifically disclosed on the Disclosure Schedules:

Section 3.1 Organization

Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Seller has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business and operations as now being conducted, except where any such failure to be so organized and existing or to have such power and authority would not individually or in the aggregate have a Material Adverse Effect. Seller is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by Seller or the nature of the business conducted by Seller makes such qualification necessary, except in any such jurisdictions where the failure to be duly qualified or licensed would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

As used in this Agreement, “Material Adverse Effect” means any material adverse change in, or effect on, the condition (financial or otherwise), results of operations, assets or liabilities of the Business, taken as a whole, that was not reasonably foreseeable at the date hereof; provided that any such effect resulting from (1) any change in economic conditions generally or in the industries in which the Business operates, (2) any change in currency rates, (3) any change in law, rule or regulation or GAAP (as defined in Section 3.6 and subject to the accounting principles set forth in Schedule 1.8 of the Disclosure Schedules) or interpretations thereof applicable to both Seller and Buyer, (4) increases in energy, electricity, raw materials, or other operating costs, or (5) the existence of this Agreement or any actions to be taken pursuant to this Agreement, shall not be considered when determining whether a Material Adverse Effect has occurred.

Section 3.2 Authorization

Seller has the corporate power and authority to execute and deliver this Agreement and consummate or cause to be consummated the transactions contemplated hereby and by the Share Purchase Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Seller and no other corporate proceeding on the part of Seller is necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding agreement of Seller enforceable against Seller in accordance with its terms. When executed and delivered, each of the other agreements, documents and instruments to be executed and delivered by Seller (or one of its subsidiaries) pursuant to this Agreement will constitute a valid and binding agreement of Seller (or such subsidiary) enforceable against Seller (or such subsidiary) in accordance with its terms.

Section 3.3 Capital Structure; Title to Shares; Subsidiaries

(a) Set forth on Schedule 3.3 of the Disclosure Schedules is the number of shares of capital stock of Akrosil Europe that are issued and outstanding as of the date of this Agreement. Each outstanding share of capital stock of Akrosil Europe is duly authorized, validly issued, fully paid and non-assessable (as such term is understood under U.S. GAAP and U.S. federal securities laws, recognizing that “non-assessability” is not a concept recognized under Dutch law) and is owned by the Seller (through International Paper (Netherlands) B.V.), free and clear of all Liens. There are no outstanding securities convertible into, exchangeable for, or carrying the right to acquire, equity securities of Akrosil Europe, nor are there any subscriptions, warrants, options, rights or other arrangements or commitments (other than pursuant to this Agreement) that could obligate Akrosil Europe to issue or Seller to sell any share of capital stock of Akrosil Europe.

(b) Upon the transfer to Buyer of the Akrosil Europe Shares, Seller shall, subject to the payment of any Conveyance Taxes, cause the transfer to Buyer of good title to such Akrosil Europe Shares.

Section 3.4 Title to U.S. Assets

Seller is the beneficial owner of the U.S. Assets, other than the leased U.S. Assets, and has good title to such U.S. Assets, free and clear of all Liens except for Permitted Encumbrances. As used herein, the term “Liens” shall mean any pledge, mortgage, charge, claim, title, imperfection, defect or objection, security interest, conditional and installment sales agreement, encumbrance, easement, encroachment, third party right or restriction, of any kind.

Section 3.5 Consents and Approvals; No Violations

(a) Except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “H-S-R Act”), or antitrust or other regulatory laws of non-U.S. or other jurisdictions, there are no material governmental approvals or consents required for the execution, delivery or performance of this Agreement or the consummation by Seller of the transactions contemplated hereby.

(b) Except as set forth on Schedule 3.5 of the Disclosure Schedules, the execution, delivery and performance of this Agreement and the Share Purchase Agreement will not (i) conflict with or result in any breach or violation of any provision of the certificate of incorporation or by-laws of Seller or the deed of incorporation or articles of association of Akrosil Europe; (ii) require Seller to file or register with, or give notice to, or obtain the authorization, consent or approval of any person (other than a governmental entity) whether within or outside the United States; (iii) violate, conflict with or result in a default (or any event that, with notice or lapse of time or both, would constitute a default) under, or result in any termination, cancellation or acceleration or give rise to any such right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any agreement set forth on Schedules 3.10 or 3.14 of the Disclosure Schedules or any other material agreement to which Seller is a party; (iv) violate any order, injunction, decree, statute, rule or regulation applicable to Seller, Akrosil Europe, or any of the assets or properties of the Business, or (v) result in the creation or imposition of any Lien upon any of the assets or properties of the Business, excluding from the foregoing clauses (ii), (iii), (iv) and (v) such (1) requirements, conflicts, defaults, rights, Liens or violations that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect and would not adversely affect, in any material respect, the ability of Seller to consummate the transactions contemplated by this Agreement (or the ability of any subsidiary of Seller that is party to the Share Purchase Agreement to consummate the transactions contemplated thereby), or that become applicable as a result of the business or activities (other than the Business) in which any member of Buyer engaged in or proposes to be engaged or as a result of any acts or omissions by, or the status of or any facts pertaining to, any member of Buyer, and (2) conflicts, defaults or violations arising in connection with the transfer or assignment of agreements or contracts that require the consent of the other party or parties thereto to transfer or assign. As used in this Section 3.5, references to Seller shall refer only to Seller in connection with the conduct of the Business.

Section 3.6 Financial Statements

(a) Attached as Schedule 3.6 of the Disclosure Schedules are the (i) audited combined balance sheets as of December 31, 2003 and 2002 and June 30, 2004, and (ii) audited combined income statements for (x) each of the years ended December 31, 2003 and 2002 and (y) the six-month period ended June 30, 2004 of the Business, excluding PM5 (as defined below) (collectively, including the accompanying notes thereto, the “Financial Statements”), which have been extracted from the books and records of Seller, which books and records are the basis for the preparation of Seller’s audited financial statements. Except as disclosed in the Financial Statements or on Schedule 3.6 of the Disclosure Schedules, the Financial Statements (1) have been prepared in accordance with United States generally accepted accounting principles, practices and methods (“GAAP”), consistently applied, and (2) fairly present in all material respects the financial condition of the Business as of their respective dates and for their respective periods covered, in all instances, reflecting the operation of the Business as the Seller’s Industrial Papers Business division.

(b) Attached as Schedule 3.6(b) of the Disclosure Schedules are unaudited statements of operations for each of the years ended December 31, 2003 and 2002 and the six-month period ended June 30, 2004 (the “Statements of Operations”) solely with respect to the operations of the Business conducted at Seller’s Androscoggin Paper Machine Number 5 (“PM5”), which have been extracted from the books and records of Seller and which Statements of Operations are included in Seller’s audited financial statements at December 31, 2003 and 2002. Except as disclosed on Schedule 3.6(b) of the Disclosure Schedules, each Statement of Operations fairly presents, in all material respects, the results of operations of PM5 for the period indicated and has been derived from the books and records of Seller. Such information has been prepared in accordance with Seller’s historical practices and does not necessarily include all information necessary to conform to GAAP; all deviations from historical practices with respect to the Statements of Operations have been fairly disclosed to Buyer by Seller and have been prepared subject to the accounting principles set forth in Schedule 1.8 of the Disclosure Schedules, consistently applied. The portion of the Business conducted at PM5 is an integral part of Seller and, therefore, the Statements of Operations do not purport to be complete.

Section 3.7 Absence of Undisclosed Liabilities

Except (i) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since June 30, 2004, (ii) liabilities and obligations reflected on or reserved against in the June 30, 2004 balance sheet (which is part of the Financial Statements), and (iii) as otherwise disclosed herein or on Schedule 3.7 of the Disclosure Schedules, since June 30, 2004, the Business has not incurred any liabilities or obligations that would be required to be reflected or reserved against in a balance sheet of the Business prepared in accordance with the principles used in preparation of the balance sheet as of June 30, 2004 referred to in Section 3.6.

Section 3.8 Absence of Material Adverse Changes

(a) Since June 30, 2004, and except as set forth on Schedule 3.8, the Business has been conducted in all material respects in the ordinary course consistent with past practice and Seller (with respect to the Business) has not engaged in any transaction or series of related transactions material to the Business other than in the ordinary course consistent with past practice.

(b) Without limiting the generality of the foregoing and except as set forth on Schedule 3.8, since June 30, 2004 there has not been:

(i) any damage, destruction or loss to any of the U.S. Assets that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;

(ii) any sale, assignment, transfer, lease or other disposition or agreement to sell, assign, transfer, lease or otherwise dispose of any of the U.S. Assets, other than in the ordinary course of business consistent with past practices;

(iii) any acquisition relating to the Business (by merger, consolidation, or acquisition of stock or assets) of any corporation, partnership or other business organization or division thereof or any equity interest therein for consideration in excess of Two Hundred and Fifty Thousand Dollars ($250,000);

(iv) any loans or advances by the Business to any Person in excess of Two Hundred and Fifty Thousand Dollars ($250,000) in the aggregate;

(v) any material change in any method of accounting or accounting practice used by Seller, other than such changes required by a change in law or generally accepted accounting principles;

(vi) (A) any employment, deferred compensation, severance or similar agreement relating to any U.S. Affected Employee entered into or amended, other than in the ordinary course of business, (B) other than individual (as opposed to across-the-board) increases in the ordinary course of business for employees other than senior management of the Business, any increase in the compensation payable or to become payable by Seller to any U.S. Affected Employee, (C) other than individual (as opposed to across-the-board) increases in the ordinary course of business for employees other than senior management of the Business, any increase in the coverage or benefits available under any vacation pay, company awards, salary continuation or disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other Plan, payment or arrangement made to, for or with any U.S. Affected Employee or (D) severance pay arrangements made to, for or with any U.S. Affected Employee;

(vii) any revaluing in any material respect any of the U.S. Assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

(viii) any agreement to take any actions specified in this Section 3.8, except for this Agreement or the Share Purchase Agreement.

Section 3.9 Title, Ownership and Related Matters

(a) Schedule 3.9 of the Disclosure Schedules contains a complete and correct list of all Owned Real Property and all fee real property owned by Akrosil Europe (collectively, the “Combined Owned Real Property”). Except as set forth on Schedule 3.9 of the Disclosure Schedules, the Combined Owned Real Property is subject to no Liens, encroachments, building or use restrictions (except for statutes, codes and ordinances of general applicability, including building codes and zoning ordinances), zoning violations, exceptions, reservations or limitations, except for Permitted Encumbrances. The preceding sentence shall survive the Closing of this Agreement and shall not be merged into any conveyance documents delivered at the Closing. “Permitted Encumbrances” means (i) Liens for current Taxes not yet due or Taxes being contested in good faith, (ii) mechanics’, materialmen’s, warehousemen’s, and similar liens attaching by operation of law, incurred in the ordinary course of business and securing payments not delinquent or payments which are being contested in good faith, and (iii) imperfections of title, easements and zoning restrictions, if any, which do not materially detract from the value of the property subject thereto or materially impair the operations of the Business.

(b) There are no pending or, to the knowledge of Seller, threatened condemnation or similar proceedings relating to any of the Combined Owned Real Property.

(c) To the knowledge of Seller, the Combined Owned Real Property is currently zoned in the zoning category which permits operation of said properties as now used, operated and maintained for the operation of the Business. To the knowledge of Seller, the consummation of the transactions contemplated herein will not result in a violation of any applicable zoning ordinance or the termination of any applicable zoning variance now existing, in each case, relating to the Combined Owned Real Property.

Section 3.10 Leases

Except for such inaccuracies as are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, (a) Schedule 3.10 of the Disclosure Schedules lists, as of the date hereof, all Leased Real Property and all real property leased by Akrosil Europe (collectively, the “Combined Leased Real Property”) and all leases and subleases relating thereto (the “Leases”); (b) true and complete copies of the Leases and all amendments and agreements relating thereto have been made available to Buyer; and (c) to the knowledge of Seller, all of the Leases are valid, binding and enforceable in accordance with their respective terms, and neither Seller nor, to the knowledge of Seller, the other party to any Lease is in default under such Lease in any material respect.

Section 3.11 Intellectual Property

(a) Schedule 3.11 of the Disclosure Schedules sets forth all material registered trademarks, patents and all applications therefore that are used primarily in the operation of the Business as currently conducted (collectively, the “Intellectual Property”).

(b) Seller or Akrosil Europe has such ownership of, or other rights by license or other agreement to use, such Intellectual Property as is necessary to conduct the Business as currently conducted in all material respects. Except as set forth on Schedule 3.12 of the Disclosure Schedules, there are no pending proceedings or litigation or, to the knowledge of Seller, other adverse claims by any person against the use by the Seller (as it relates to the Business) or Akrosil Europe of any Intellectual Property. The instruments of assignment to be delivered by Seller to Buyer (or parties designated by Buyer) at the Closing, pursuant to which Seller will assign, or will cause to be assigned, all such patents, trademarks, tradename, assumed names, and all applications with respect to any thereof, will be duly executed and delivered and, if required to be filed, will be in form suitable for filing.

Section 3.12 Litigation

Except as set forth on Schedule 3.12 of the Disclosure Schedules, there are no actions, suits, administrative, arbitration or other proceedings (collectively, “Cases”) pending, or, to Seller’s knowledge, threatened, against Seller, Akrosil Europe or any of their respective properties, assets and business operations, as of the date hereof, by or before any court, governmental or regulatory authority or by any third party, in each case relating to the Business, other than Cases that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

Section 3.13 Compliance with Applicable Law

With respect to the Business, Seller is, and conducts the Business, in compliance with all applicable laws, ordinances, rules, regulations and judgments of any federal, state, local or foreign governmental authority applicable to the Business (other than Environmental Laws, which are governed by Section 3.17), except for violations, if any, that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

Section 3.14 Certain Contracts and Arrangements

Except as set forth on Schedule 3.14 of the Disclosure Schedules, as of the date hereof, neither Seller nor Akrosil Europe, as it relates to the Business, is a party to any written (a) collective bargaining agreement; (b) employment or consulting agreement providing for annual payments in excess of $100,000 or providing for special severance payments; (c) indenture, mortgage, note, installment obligation, agreement or other instrument, in each case relating to the borrowing of money (other than intercompany accounts, which shall be governed by Section 1.10(a) hereof), or the guaranty of any obligation for the borrowing of money, except any such agreement with an aggregate outstanding principal amount not exceeding $250,000; (d) partnership, joint venture or other similar agreement or arrangement requiring the commitment of capital in excess of $250,000; (e) material license or other similar agreement (other than governmental permits or licenses used in connection with the operation of the Business and off-the-shelf software licenses); (f) agency, sales representation, distribution or other similar agreement providing for annual payments by the Business in excess of $250,000 or providing for exclusivity that is not terminable by Seller upon 30 days’ notice; (g) agreement for the purchase of supplies or materials other than in the ordinary course of business providing for annual payments in excess of $250,000; (h) agreement for the sale of goods or services other than in the ordinary course of business providing for annual payments in excess of $250,000; or (i) agreement (except as otherwise set forth in (a) through (h) above or on the Disclosure Schedules), entered into other than in the ordinary course of business that is material to the Business taken as a whole. Except as set forth on Schedule 3.14 of the Disclosure Schedules, all such agreements are valid, binding and enforceable in accordance with their terms and neither Seller nor Akrosil Europe, as applicable, nor to the knowledge of Seller or any other party, is in default under any of the aforesaid agreements.

Section 3.15 Employee Benefit Plans; ERISA

(a) Schedule 3.15(a) of the Disclosure Schedules lists all material benefit and compensation plans and contracts including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock-based incentive and bonus plans maintained or contributed to by Seller for the benefit of any employee or former employees of the Business (the “Plans”). Schedule 3.15(a) of the Disclosure Schedules identifies each Plan that is governed by the laws of jurisdictions outside the United States (each, a “Foreign Plan”). True and complete copies of all material Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Plans, and all amendments thereto have been provided or made available to Buyer.

(b) Each of the Plans has been administered in accordance with its terms and in substantial compliance with applicable law (including, where applicable, ERISA and the Code), except where the failure to so administer such Plan could not reasonably be expected to have a Material Adverse Effect.

(c) Each of the Foreign Plans has been administered in accordance with its terms and in substantial compliance with applicable law, except where the failure to so administer such Foreign Plan is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(d) Each of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and Seller knows of no fact or set of circumstances that has adversely affected, or is reasonably likely to affect adversely, the qualification of such Plan prior to the Closing.

(e) Except as set forth on Schedule 3.15(a) of the Disclosure Schedules, no Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Business for periods extending beyond their termination of service (by retirement or otherwise), other than (i) coverage mandated by applicable law, (ii) death benefits under any “pension plan,” as that term is defined in Section 3(2) of ERISA and including, but not limited to, a pension plan that is a Foreign Plan, or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

(f) There are no pending or, to the knowledge of Seller, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto except for those claims that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

Section 3.16 Taxes

(a) Except as set forth on Schedule 3.16 of the Disclosure Schedules, (i) for all periods through and including the Closing Date, Seller has timely filed or caused to be filed with the appropriate taxing authorities all Tax Returns (as hereinafter defined) due prior to the Closing Date and required to be filed by it or with respect to Akrosil Europe except for such failures to file that are not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect, and such Tax Returns are true, correct and complete in all material respects, (ii) Seller has paid, caused to be paid or made adequate provision for the payment of all Taxes (as hereinafter defined) in respect of Akrosil Europe for all periods through and including the Closing Date, except where such failure to pay or make adequate provision is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, (iii) Seller has withheld and paid all material Taxes related to the Business and required to be withheld with respect to amounts owing to any employee, creditor, independent contractor or other third party, (iv) none of the U.S. Assets is subject to any Liens (other than Permitted Encumbrances) as a result of a failure to pay any Tax, and (v) none of the U.S. Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(b) As used in this Agreement:

(i) “Income Tax” or “Income Taxes” shall mean all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts of profits (including, but not limited to, any capital gains, minimum taxes and any Taxes on items of tax preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes), (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in (i) above, or (iii) withholding taxes measured by, or calculated with respect to, any payments or distributions (other than wages).

(ii) “Taxes” shall mean all taxes, levies, charges or fees including, without limitation, income, corporation, gross receipts, transfer, excise, property, sales, use, value-added, goods and services, license, payroll, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government, and such term shall include any interest, penalties or additional tax attributable thereto.

(iii) “Tax Return” shall mean any report, return (including any information return) or statement required to be supplied to a taxing authority in connection with Taxes including, without limitation, any amendments thereto.

Section 3.17 Environmental Laws and Regulations

(a) Except for the matters described in the Phase I Environmental Site Assessments that have been made available to Buyer, and except for the specific matters set forth on Schedule 3.17 of the Disclosure Schedules, Seller and Akrosil Europe, as it relates to the Business, are in compliance with all applicable federal, state, local and foreign laws and regulations relating to protection of the environment (collectively, “Environmental Laws”), except for any non-compliance which is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, which compliance includes, but is not limited to, the possession by Seller of material permits and other governmental authorizations required under applicable Environmental Laws with respect to the Business, and compliance with the terms and conditions thereof.

(b) Except for the matters described in the Phase I Environmental Site Assessments that have been made available to Buyer, and except for the specific matters set forth on Schedule 3.17 of the Disclosure Schedules, to the knowledge of Seller, there have been no releases (except for releases in accordance with valid environmental permits) of any “Hazardous Substances” (which term shall mean collectively contaminants; pollutants, toxic, radioactive or hazardous waste, chemicals, substances, materials and constituents; petroleum and petroleum products; polychlorinated biphenyls; medical waste; infectious waste; asbestos; and urea formaldehyde) into the soil, surface water or ground water at any of the properties of Akrosil Europe or of Seller to be transferred or leased pursuant to this Agreement or any such releases by Seller in connection with the Business or the U.S. Assets, and no soil, air, surface water or ground water contamination exists at any of the properties of Akrosil Europe or of Seller to be transferred or leased pursuant to this Agreement except, in each case, for releases or contaminations that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(c) Except for the matters described in the Phase I Environmental Site Assessments that have been made available to Buyer, and except for the specific matters set forth on Schedule 3.17 of the Disclosure Schedules, Seller has not received written notice of, nor, to the knowledge of Seller, is the subject of, any actions, causes of action, claims, investigations, demands or notices by any person alleging liability under or noncompliance with any Environmental Law relating to the Combined Owned Real Property or Combined Leased Real Property or the Business that are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(d) The representations and warranties contained in this Section 3.17 are the sole and exclusive representations and warranties relating to environmental matters contained in this Agreement. As used in this Section 3.17, references to Seller shall refer only to Seller in connection with the conduct of the Business.

Section 3.18 Labor Matters

Except as set forth on Schedule 3.18 of the Disclosure Schedules, (i) there is no material labor strike, dispute, slowdown, stoppage or lockout ongoing, or to the knowledge of Seller threatened, against or affecting the Business; (ii) there is no unfair labor practice charge or complaint against Akrosil Europe or the Seller (relating to the Business) pending (for which notice has been provided) or, to the knowledge of Seller, threatened before the National Labor Relations Board or any similar foreign agency, (iii) to the knowledge of Seller, there is no labor organizing activity ongoing in connection with any employees of the Business, and (iv) to the knowledge of Seller, neither Seller nor Akrosil Europe has received notice of the intent of any federal, state or foreign governmental authority responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Business and no such investigation is in progress.

Section 3.19 Assets Necessary to the Business

Except as set forth on Schedule 3.19 of the Disclosure Schedules or for assets used by Seller to provide services and supplies pursuant to the agreements entered into at the Closing, and subject to the receipt of the consents of certain third parties to the assignment of certain assets to Buyer, the Assets constitute all assets necessary to carry on the Business in the same manner as presently conducted.

Section 3.20 Certain Fees

Except for Banc of America Securities LLC (“B of A“) (whose fees are payable by Seller), none of Seller or any of its affiliates has employed any financial advisor or finder or incurred any liability for any financial advisory or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

Section 3.21 Related Party Transactions

Except as set forth on Schedule 3.21 of the Disclosure Schedules, no officer or director of Seller or Akrosil Europe or any Person in which any such officer or director has a material interest, has any interest in: (i) any material contract, arrangement or understanding with, or relating to, the Business, excluding any such contract, arrangement, understanding or agreement constituting a Plan; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of Seller (with respect to the Business) or Akrosil Europe; or (iii) any of the U.S. Assets.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 4.1 Organization and Authority of Buyer

(a) Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of its state of formation. Buyer has heretofore delivered to Seller complete and correct copies of its articles of formation and operating agreement, as currently in effect. Buyer has the limited liability company power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby and by the Share Purchase Agreement. The execution and delivery of this Agreement and the Share Purchase Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Managers of Buyer and no other limited liability company proceeding on the part of Buyer is necessary to authorize the execution, delivery and performance of this Agreement and the Share Purchase Agreement or the consummation of the transactions contemplated hereby or thereby.

(b) This Agreement has been duly executed and delivered by Buyer and constitutes, and when executed and delivered each of the Share Purchase Agreement and each of the other agreements, documents and instruments to be executed and delivered by Buyer thereto, pursuant hereto or pursuant to the Share Purchase Agreement will constitute, a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

Section 4.2 Consents and Approvals; No Violations

Neither the execution, delivery or performance of this Agreement or the Share Purchase Agreement nor the consummation by Buyer of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach or violation of any provision of the certificate of incorporation or by-laws of Buyer; (b) except for applicable requirements of the H-S-R Act, or antitrust or other regulatory laws of non-U.S. or other jurisdictions require any filing or registration with, or notice or declaration to, or the obtaining of any permit, license, authorization, consent or approval of, any governmental or regulatory authority whether within or outside the United States; (c) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in any termination, cancellation or acceleration, or give rise to any such right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other instrument or obligation to which Buyer is a party or by which Buyer or any of its assets is subject or by which any of them may be bound; (d) violate any order, injunction, decree, statute, rule or regulation applicable to Buyer; or (e) result in the creation or imposition of any Lien upon any properties, assets or business of Buyer, excluding from the foregoing clauses (b), (c), (d) and (e) such requirements, conflicts, defaults, rights, security interests, Liens or violations that would not adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 4.3 Litigation

There is no claim, action, suit, administrative, arbitration or other proceeding or governmental investigation or inquiry pending against Buyer, by or before any court, governmental or regulatory authority or by any third party that is reasonably likely, either individually or in the aggregate, to materially and adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated herein.

Section 4.4 No Implied Representation

Notwithstanding anything contained in Article III or any other provision of this Agreement or the Share Purchase Agreement, Buyer acknowledges and agrees that Seller is making no representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement or the Share Purchase Agreement, including any implied warranty of merchantability or suitability as to the properties or assets of the Business and it is understood that, except as otherwise provided in Article III, Buyer acknowledges that the Business is being sold as is and where is. In addition, Buyer acknowledges and agrees that any cost estimates, projections and predictions contained or referred to in the materials that have been provided to Buyer are not and shall not be deemed to be representations or warranties of Seller.

Section 4.5 Interpretation of Representations and Warranties and Schedules

Buyer acknowledges and agrees that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of inclusion of any such item in the Disclosure Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a schedule is or is not material.

Section 4.6 Certain Fees and Expenses

(a) Except for Kohlberg & Company, L.L.C. (whose fees are payable by Buyer), neither Buyer nor any of its affiliates has employed any financial advisor or finder or incurred any liability for any financial advisory or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

(b) Buyer shall pay all fees and expenses relating to the completion of the financial audit of the Business for the year ended December 31, 2004, as well as relating to the financial review of PM5 located at the Androscoggin facility. In addition, Buyer shall pay for all expenses relating to any “comfort letters” obtained from independent auditors in connection with the audit and financial review described in the previous sentence.

ARTICLE V

COVENANTS

Section 5.1 Conduct of the Business

Seller agrees that, during the period from the date of this Agreement to the Closing Date, except (i) as otherwise contemplated by this Agreement or (ii) as consented to by Buyer (which consent shall not be unreasonably withheld):

(a) Seller shall use reasonable efforts to conduct the Business in the ordinary course consistent with past practice (which past practices include, without limitation, periodic cash sweeps from the Business) and to preserve intact the Business’ organization in all material respects; and

(b) Seller shall not, with respect to the Business, (i) sell or dispose of any of its material properties or assets, except in the ordinary course of business consistent with past practice; (ii) make any loans, advances (other than advances in the ordinary course of business) or capital contributions to, or investments in, any other person; (iii) purchase any material business; (iv) increase in any manner the compensation of any of the officers or other key employees of the Business, except for such increases as are granted in the ordinary course of business in accordance with its customary practices (which shall include normal periodic performance reviews and related compensation and benefit increases) or in accordance with the terms of any employment contract or collective bargaining agreement as currently in effect; (v) adopt, grant, extend or increase the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officers or employees of the Business, except increases required by any applicable law, rule or regulation or by the terms of any employment contract or collective bargaining agreement; (vi) make any change in any of its present accounting methods and practices, except as required by changes in GAAP, subject to the accounting principles set forth in Schedule 1.8 of the Disclosure Schedules; or (vii) enter into any agreement to do any of the foregoing.

Section 5.2 Access to Information

(a) Between the date of this Agreement and the Closing Date, Seller shall, subject to any restrictions as to confidentiality applicable to Seller or as to privilege concerns of Seller (where disclosure would result in the loss of privilege with respect to outstanding litigation to which Seller is a party), (i) give Buyer and its authorized representatives reasonable access to management personnel of the Business and all books, records, offices and other facilities and properties of the Business; (ii) permit Buyer and its authorized representatives to make such inspections thereof as any of them may reasonably request; and (iii) cause the officers of Seller to furnish Buyer and its authorized representatives with such financial and operating data and other information with respect to the business and properties of the Business as any of them may from time to time reasonably request; provided, however, that (A) any such investigation shall be conducted during normal business hours under the supervision of Seller’s personnel and not interfere unreasonably with the operations of the Business, and (B) in any event, Buyer shall not conduct any further environmental studies on the properties without the consent of Seller which shall not be unreasonably withheld. Buyer acknowledges the sensitive nature of certain materials to be provided by Seller under this Section 5.2(a) and hereby represents and warrants that it does not have any interest in or is not otherwise associated with any business that competes with the Business.

(b) All information concerning the Business furnished or provided by Seller or its affiliates to Buyer or its representatives (whether furnished before or after the date of this Agreement) shall be held subject to the confidentiality agreement between B of A, as Seller’s agent, and Kohlberg Management IV, L.L.C., an affiliate of Buyer, dated as of August 27, 2004 (the “Confidentiality Agreement”). Notwithstanding anything to the contrary contained in this Agreement, neither Seller nor any affiliate of Seller shall have any obligation to make available or provide to Buyer or its representatives a copy of (i) any Tax Return filed by Seller, or any of its affiliates, or any related materials other than Tax Returns relating solely to Akrosil Europe or (ii) any individual personnel or payroll records.

(c) Following Closing, Seller shall provide to Buyer at such times as Buyer may reasonably request, currently valued updated workers compensation, general and product liability, and automobile liability loss history for the five year period prior to Closing.

Section 5.3 Consents

(a) Each of Seller and Buyer shall cooperate, and use its reasonable commercial efforts, to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties necessary to consummate the transactions contemplated by this Agreement, except with respect to matters under the H-S-R Act and any foreign or state antitrust laws, in which case the parties shall use their best efforts. In addition to the foregoing, Buyer agrees to provide such information as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought hereunder. Notwithstanding the foregoing, nothing herein shall obligate or be construed to obligate Seller to make any payment to any third party in order to obtain the consent or approval of such third party or to transfer any contract, license or permit in violation of its terms.

(b) With respect to any agreements for which any required consent or approval is not obtained prior to the Closing, Seller and Buyer shall each use commercially reasonable efforts to obtain any such consent or approval after the Closing until such consent or approval has been obtained and Seller shall use its commercially reasonable efforts to provide Buyer with the same benefits arising under such agreements, including performance by Seller (or Buyer, if applicable) as agent, if legally and commercially feasible; provided that Buyer (or Seller, if applicable) shall provide Seller (or Buyer, if applicable) with such access to the premises, books and records and personnel as is reasonably necessary to enable Seller (or Buyer, if applicable) to perform its obligations under such agreements and Buyer shall pay or satisfy the corresponding liabilities for the enjoyment of such benefits to the extent Buyer would have been responsible therefor if such consent or approval had been obtained.

(c) If required, as soon as practicable (but no later than fifteen (15) business days) after the execution of this Agreement, each of Seller and Buyer (or each of their ultimate parent entities as defined in the rules promulgated under the H-S-R Act) shall file, or cause to be filed, with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice pursuant to the H-S-R Act, the notification and documentary material required in connection with the consummation of the transactions contemplated by this Agreement and the Share Purchase Agreement. In addition, each of Seller and Buyer shall take all action necessary to make any filings required under any other state or foreign antitrust law as soon as practicable. Any filing fees associated therewith shall be borne by Buyer; provided however, upon Closing, Seller shall reimburse Buyer for 50% of any such fees actually paid by Buyer.

(d) Seller and Buyer shall promptly file any additional information requested by any governmental authority as soon as practicable after receipt of any request for additional information. Buyer and Seller shall use their commercially reasonable efforts to obtain early termination of the applicable waiting period, to the extent required, with the applicable regulatory authorities, including under the H-S-R Act. The parties hereto will coordinate and cooperate with one another in exchanging such information and providing such reasonable assistance as may be requested in connection with such filings.

(e) In the event that any governmental authority challenges the proposed transaction for any reason, the parties agree to take any action (consistent with their obligations under Section 5.3(a)) reasonably necessary to vigorously defend, lift, mitigate or rescind the effect of any actual or reasonably anticipated litigation or administrative proceeding adversely affecting this Agreement or the transactions contemplated hereby, including, without limitation, promptly appealing any adverse court or administrative order or injunction.

Section 5.4 Reasonable Commercial Efforts

Except as otherwise set forth in this Article V, each of Seller and Buyer shall cooperate, and use its reasonable commercial efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

Section 5.5 Public Announcements

Prior to the Closing, except as otherwise agreed to by the parties, no party shall issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated hereby, except (i) to the extent reasonably required in connection with the operation of the Business and in a manner consistent with prior public releases by Buyer or Seller or (ii) as in the reasonable judgment of such party may be required by law or in connection with the obligations of a publicly held company, in which case Seller and Buyer will consult with each other with respect to the issuance of a report, statement or press release as to the language of any such report, statement or press release.

Section 5.6 Covenant to Satisfy Conditions

Seller will use its reasonable commercial efforts to ensure that the conditions set forth in Article VI hereof are satisfied, insofar as such matters are within the control of Seller, and Buyer will use its reasonable commercial efforts to ensure that the conditions set forth in Article VI hereof are satisfied, insofar as such matters are within the control of either of them. Without limiting the generality of the foregoing, Buyer shall use all reasonable commercial efforts to obtain debt financing referenced to in Section 6.3(e). Seller and Buyer further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use all commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 5.7 Certain Tax Matters

(a) Tax Indemnification.

(i) Notwithstanding anything in this Agreement to the contrary, Seller shall indemnify Buyer and hold it harmless from and against any liability for Taxes (other than Buyer’s Share of Transfer Taxes) of Akrosil Europe for all taxable periods ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date (a “Pre-Closing Tax Period”). Notwithstanding the foregoing, Seller shall not indemnify or hold harmless Buyer from or against any liability for Taxes as follows:

(A) until the total of Seller’s indemnification obligations pursuant to this Section 5.7(a)(i) without regard to this clause exceeds any amounts reserved for Taxes on the Final Statement;

(B) for which Buyer has no actual liability as the result of any available net operating losses or other Tax credits or benefits that are attributable to a Pre-Closing Tax Period; or

(C) attributable to a breach by Buyer of its obligations under this Agreement.

(ii) Buyer shall indemnify Seller and hold it harmless from and against (A) any liability for Taxes of Akrosil Europe for any taxable period ending after the Closing Date (except with respect to a Straddle Period, in which case Buyer’s indemnity will cover only that portion of any Taxes (other than Seller’s Share of Transfer Taxes) that do not relate to a Pre-Closing Tax Period) and (B) any liability for Taxes attributable to a breach by Buyer of its obligations under this Agreement.

(iii) In the case of any taxable period that includes but does not end on the Closing Date (a “Straddle Period”), Buyer and Seller will, to the extent permitted by applicable law, elect with the relevant taxing authority to treat such taxable period for all purposes as a short taxable period ending as of the close of business on the Closing Date. In any case where applicable law does not permit such an election to be made, Taxes of Akrosil Europe for the Straddle Period shall be allocated to the Pre-Closing Tax Period using an interim closing-of-the-books method assuming that such taxable period ended at the close of business on the Closing Date, except that (A) exemptions, allowances or deductions that are calculated on an annual basis (such as the deduction for depreciation) shall be apportioned on a per-diem basis and (B) real property, personal property, intangibles and other similar ad valorem taxes shall be allocated in accordance with the principles of Section 164(d) of the Code.

(iv) Notwithstanding anything in this Agreement to the contrary, Seller shall have no liability under this Agreement in respect of Taxes of Akrosil Europe which are attributable to any action of Akrosil Europe, Buyer or any of their respective affiliates that occurs after the Closing (whether on the Closing Date or otherwise).

(v) To the extent that an indemnification obligation pursuant to this Section 5.7 may overlap with an indemnification obligation pursuant to Article VII, the provisions of this Section 5.7 shall govern such indemnification obligation and the party entitled to such indemnification shall be limited to only one of such indemnification payments.

(vi) The parties hereto agree that any payments made pursuant to the indemnification provisions in this Section 5.7 or in Article VII are intended to be deemed to be an adjustment to the Final Asset Purchase Price or the Final Akrosil Europe Purchase Price, as applicable, and shall take no position to the contrary for any Tax purpose; provided however, that to the extent that any taxing authority successfully characterizes, in a final determination, that any indemnification payments shall be deemed to be income to the party receiving such payments, then the party making such payments shall pay an additional amount to the party receiving such payments to cover appropriate Taxes thereon, and provided further that Seller in no event shall be liable to indemnify or reimburse for any adjustment to the basis of any asset as a result of an adjustment to the Total Purchase Price under this Section 5.7(a)(vi).

(b) Procedures Relating to Tax Indemnification.

(i) If a claim for Taxes, including, without limitation, notice of a pending or threatened audit, shall be made by any taxing authority in writing (a “Tax Claim”), which, if successful, could result in an indemnity payment pursuant to this Section 5.7, without regard to clause (A) or (B) of Section 5.7(a)(i), the party seeking indemnification (the “Tax Indemnified Party”) shall notify the other party (the “Tax Indemnifying Party”) in writing of the Tax Claim within five (5) days of receipt of such Tax Claim. If notice of a Tax Claim is not given to the Tax Indemnifying Party within such five-day period or in detail sufficient to apprise the Tax Indemnifying Party of the nature of the Tax Claim, the Tax Indemnifying Party shall not be liable to the Tax Indemnified Party to the extent that the Tax Indemnifying Party’s position could be prejudiced as a result thereof.

(ii) With respect to any Tax Claim which could result in an indemnity payment to Buyer pursuant to Section 5.7(a)(i), without regard to clause (A) or (B) of Section 5.7(a)(i), Seller shall control all proceedings taken in connection with such Tax Claim (including, without limitation, selection of counsel) and, without limiting the foregoing, may in its sole discretion and at its sole expense pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax Claim and sue for a refund where applicable law permits such refund suits or contest such Tax Claim in any permissible manner. In no case shall Akrosil Europe, any member of Buyer or any of their respective affiliates or successors, settle or otherwise compromise any Tax Claim referred to in the preceding sentence without Seller’s prior written consent. Buyer, Akrosil Europe and their respective affiliates and successors shall cooperate with Seller in contesting, by means of filing an objection or appeal or any other way, such Tax Claim, which cooperation shall include, without limitation, the retention and (upon Seller’s request) the provision to Seller of records and information which are relevant to such Tax Claim and making employees available to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim. In the case of any Tax Claim that relates to Taxes of Akrosil Europe for a Straddle Period, Buyer shall have the right to participate in (but not control) the resolution of such Tax Claim, at Buyer’s expense.

(c) Tax Dispute Resolution Mechanism. Wherever in this Section 5.7 it is provided that a dispute shall be resolved pursuant to the “Tax Dispute Resolution Mechanism,” such dispute shall be resolved as follows: The parties shall submit the dispute to a jointly selected “big four” independent accounting firm (the “Settlement Accountants”) for resolution, which resolution shall be final, conclusive and binding on the parties (such resolution to be based solely on written submissions by the parties, and not any independent investigation by the Settlement Accountants). Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Settlement Accountants in resolving a dispute shall be paid by Buyer and Seller in proportion to each party’s respective liability for Taxes as determined by the Settlement Accountants.

(d) Survival of Tax Provisions. Any claim to be made pursuant to this Section 5.7 must be made before the expiration (with valid extensions) of the applicable statutes of limitations relating to the Taxes at issue.

(e) Return Filings, Refunds and Credits.

(i) Seller shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis all Tax Returns with respect to Akrosil Europe for taxable periods ending on or prior to the Closing Date, except that Seller may, in its discretion, request Buyer to cause Akrosil Europe to prepare and/or timely file any such Tax Return. No member of Buyer nor Akrosil Europe shall file any Tax Return with respect to the Business for any Pre-Closing Tax Period without the prior written consent of Seller.

(ii) Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis all other Tax Returns with respect to Akrosil Europe. The computation of Taxes and the reporting of items for a Straddle Period shall be in a manner consistent with the manner in which such Taxes were computed and such items were reported in preceding taxable periods. Before filing any Tax Return with respect to any Straddle Period, Buyer shall provide Seller with a copy of such Tax Return at least twenty (20) days prior to the earlier of (x) the last date for timely filing such Tax Return (giving effect to any valid extensions thereof) and (y) the date of actual filing of such Tax Return, accompanied by a statement calculating in reasonable detail Seller’s indemnification obligation pursuant to Section 5.7(a)(i). Notwithstanding anything in this Agreement to the contrary, if Buyer fails to provide Seller with either a copy of such Tax Return or such statement within the time frame described above, Seller shall have no indemnification obligation pursuant to Section 5.7(a)(i) with respect to any Taxes covered by such Tax Return. If for any reason Seller does not agree with Buyer’s calculation of its indemnification obligation, Seller shall notify Buyer of its disagreement within ten (10) days of receiving a copy of the Tax Return and Buyer’s calculation, and such dispute shall be resolved pursuant to the Tax Dispute Resolution Mechanism. If Seller agrees with Buyer’s calculation of its indemnification obligation, Seller shall pay to Buyer the amount of Seller’s indemnification obligation at least one business day prior to the last date for timely filing such Tax Return (including any valid extensions thereof).

(iii) Seller and Buyer shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns (including claims for refund), including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Buyer and Seller recognize that Seller and its affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information relating to Akrosil Europe and/or International Paper (Netherlands) B.V. to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Buyer agrees that from and after the Closing Date, Buyer shall, and shall cause Akrosil Europe, their affiliates and their successors to, (1) retain and maintain such records in accordance with the statutory requirements of the Netherlands and until such time as Seller agrees in writing that such retention and maintenance is no longer necessary and (2) allow Seller and its agents and representatives (and agents and representatives of any of its affiliates), to inspect, review and make copies of such records as Seller may deem necessary or appropriate from time to time.

(iv) Any refunds or credits of Taxes of Akrosil Europe plus any interest received with respect thereto from the applicable taxing authority for any Pre-Closing Tax Period ending on or before the Closing Date (including, without limitation, refunds or credits arising by reason of amended Tax Returns filed after the Closing Date) shall be for the account of Seller and shall be paid by Buyer to Seller within ten (10) days after Buyer or Akrosil Europe receives such refund or after the relevant Tax Return is filed in which the credit is applied against Buyer’s, Akrosil Europe’s, any of their affiliates’ or any of their successors’ liability for Taxes. Any refunds or credits of Taxes of Akrosil Europe plus any interest received with respect thereto from the applicable taxing authority for any taxable period beginning after the Closing Date shall be for the account of Buyer. Any refunds or credits of Taxes of Akrosil Europe for any Straddle Period shall be apportioned between Seller and Buyer in the same manner as the liability for such Taxes is apportioned pursuant to Section 5.7(a).

(v) Buyer shall pay to Seller an amount equal to the net reduction in any year of the liability for Taxes for any period beginning after the Closing Date (treating such date as the end of a short taxable year for this purpose) (a “Net Tax Reduction”) of Buyer and any of Akrosil Europe, or any member of a consolidated or combined tax group of which Buyer or any of its Affiliates is, or was at any time, a part, which Net Tax Reduction is attributable to the utilization or carryover to such period of any tax credit, net operating loss, net capital loss or other tax attributes (a “Carryover Tax Benefit”)

attributable to Akrosil Europe and arising in periods ending on or before the Closing Date (treating such date as the end of a short taxable year for this purpose). In determining whether a Net Tax Reduction is attributable to a Carryover Tax Benefit, reference shall be made to the ordering priority set forth in the consolidated return regulations promulgated under the Code or similar state, local or foreign law provisions, as applicable. Buyer shall pay any amount due under this Section to Seller promptly after Buyer, Akrosil Europe or any member of a consolidated or combined tax group of which Buyer or any of its Affiliates is, or was at any time, a part, realizes the Net Tax Reduction giving rise to such payment.

(vi) If an audit adjustment, amended Tax Return, amended assessment, or application of Article 15ai Corporate Income Tax Act 1969, its predecessor or successor (an “Adjustment”) after the date hereof shall both increase a Tax liability which is allocated to Seller under this Section 5.7 (or reduce losses or credits otherwise available to Seller) for a period ending on or before the Closing Date (treating such date as the end of a short taxable year for this purpose) and decrease a Tax liability of (or increase losses or credits otherwise available to) Buyer or any of Akrosil Europe for a period ending after the Closing Date (treating such date as the end of a short taxable year for this purpose), then Buyer shall promptly pay to Seller an amount equal to the present value amount of such refund, reduction, credit or adjustment, which present value amount shall be determined by using a discount rate equal to the mid-term applicable federal rate in effect on the date on which the Adjustment is made. Similarly, if an Adjustment shall both decrease a Tax liability which is allocated to Seller under this Section 5.7 (or increase losses or credits of Seller) for a period ending on or before the Closing Date and increase the Tax liability of Buyer, the Company or any of Akrosil Europe (or reduce losses or credits otherwise available to any such corporation after taking into account this Agreement) for a period ending after the Closing Date (treating such date as the end of a short taxable year for this purpose), then Seller shall promptly pay to Buyer an amount equal to the present value amount of such refund, reduction, credit or adjustment, which present value amount shall be determined by using a discount rate equal to the mid-term applicable federal rate in effect on the date on which the Adjustment is made. This Section 5.7(e)(vi) shall be effective with respect to increases and decreases in Tax liability as long as permitted under applicable law.

(vii) At Seller’s request, Buyer shall cause Akrosil Europe to file for and obtain any refunds or credits to which Seller is entitled under this Section 5.7(e)(vii). In connection therewith, (A) Buyer shall permit Seller to control the prosecution of any such refund claim and, where deemed appropriate by Seller, shall cause Akrosil Europe to authorize by appropriate powers of attorney such persons as Seller shall designate to represent Akrosil Europe or any of their successors with respect to such refund claim; and (B) Buyer will cause Akrosil Europe to forward to Seller any such refund within ten (10) days after the refund is received (or reimburse Seller for any such credit within ten (10) days after the relevant Tax Return is filed in which the credit is actually applied against Akrosil Europe’s, any of its affiliates or any of its successors’ liability for Taxes).

(f) Elections. Except as otherwise specifically provided in this Agreement, Buyer shall not, and shall cause Akrosil Europe not, to make, amend or revoke any election with respect to Taxes, if such action would adversely affect the tax liability or refund of Seller or any of its affiliates in any taxable period or cause Seller to have an indemnification obligation pursuant to Section 5.7(a)(i) without regard to clause (A) or (B) of Section 5.7(a)(i).

(g) Exclusivity. This Section 5.7 shall be the sole provision governing the retention of records of Akrosil Europe and the procedures for all indemnification claims, in each case with respect to Taxes.

(h) Tax Sharing Agreements. Any and all existing agreements relating to the allocation and sharing of Taxes (the “Tax Sharing Agreements”) between Akrosil Europe and Seller or any of its affiliates shall be terminated as of the Closing Date except to the extent that they relate to Taxes and Tax Returns for Pre-Closing Tax Periods. After the Closing Date, neither of Akrosil Europe, Seller nor any of its affiliates shall have any further rights or obligations under any such Tax Sharing Agreements other than rights or obligations relating to Taxes and Tax Returns for Pre-Closing Tax Periods.

(i) Certain Actions. Buyer agrees that it shall not take any actions following the Closing that would have the effect of increasing Seller’s Tax liability.

Section 5.8 Use of Packaging Material

Notwithstanding anything contained in this Agreement to the contrary, Buyer shall be entitled for a period of six (6) months following the Closing Date to (i) sell products of the Business from inventory that have the International Paper Company or IP names or related marks embedded therein or imprinted thereon (but in no event shall Buyer manufacture such any such products which include such names or marks after the date that is three (3) months from the Closing Date), (ii) use stationery, signage, invoices, receipts, forms and like materials containing the trade names “International Paper” or “IP” or related marks and (iii) package and sell products of the Business in any packaging material included in the assets transferred to Buyer under this Agreement, notwithstanding that such packaging material contains the trade names “International Paper Company” or “IP.” At the end of such period, Buyer agrees that it will destroy or return to Seller any remaining materials containing the trade names “International Paper Company” or “IP;” provided, however, that Buyer may continue to sell products of the Business from inventory (either existing at the time of the Closing or manufactured within three (3) months thereafter) that have the “International Paper Company” or “IP” names embedded therein or imprinted thereon.

Section 5.9 Supplemental Disclosure

Seller, on the one hand, and Buyer, on the other hand, shall have the right from time to time prior to the Closing to supplement or amend its Disclosure Schedules with respect to any matter hereafter arising that, if existing or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules. Any such supplemental or amended disclosure shall be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of Article VII, but will not be deemed to have cured any such breach made in this Agreement nor to have been disclosed as of the date of this Agreement for purposes of determining whether or not the conditions set forth in Article VI hereof have been satisfied.

Section 5.10 Akrosil Europe

Buyer shall not make an election under Section 338 of the Code with respect to Akrosil Europe without the prior written consent of Seller. Buyer shall not permit Akrosil Europe to sell any assets or engage in any transaction outside the ordinary course of business during the calendar year in which the Closing occurs that could reasonably be expected to have an adverse effect on Seller’s tax liability without the prior written consent of Seller.

Section 5.11 Title Commitments

Seller shall obtain from First American Title Insurance Company (“FATIC“) and deliver to Buyer commitments to insure title to each of the Owned Real Property. In the event Buyer elects to purchase any title insurance policies with regard to one or more of the Owned Real Property, such policies shall be purchased from FATIC through its national division located in Boston, Massachusetts. The commitments, any policies of title insurance, and other title costs or charges, including search and exam fees, shall be at Buyer’s expense, payable at the Closing.

Section 5.12 Noncompetition

(a) Seller agrees that, for a period of three (3) years from and after the Closing Date, Seller will not, and Seller will not permit any controlled affiliate of Seller to, directly or indirectly, own or operate an enterprise which competes anywhere in the world with the products manufactured as of the Closing Date at the Akrosil facilities (silicone coating plants).

(b) Seller agrees that, for a period of three (3) years from and after the Closing Date, Seller will not, and Seller will not permit any controlled affiliate of Seller to, directly or indirectly, own or operate an enterprise which competes anywhere in North America with the products manufactured as of the Closing Date at the DePere, Wisconsin facility, including without limitation, the super calendar kraft (“SCK”) grades (industrial and commodity roll label), glassine and pressure sensitive applications, all of which are set forth on Schedule 5.12(b).

(c) Seller agrees that, for a period of three (3) years from and after the Closing Date, Seller will not, and Seller will not permit any controlled affiliate of Seller to, directly or indirectly, own or operate an enterprise which competes anywhere in North America with the products manufactured as of the Closing Date at the Thilmany Converting facilities; provided, however, that with respect to products and services that are provided under the Ream Wrap Supply Agreement, Seller agrees to not compete for a period of ten (10) years, unless Buyer is ever unable to perform under the Ream Wrap Supply Agreement, in which case Seller shall have the right to produce ream wrap; and provided further, that Seller may continue to own and operate its existing business anywhere in the world relating to the production of photo paper or substrates for photo paper.

(d) Seller agrees that, for a period of seventeen (17) years from and after the Closing Date, Seller will not, and Seller will not permit any controlled affiliate of Seller to, directly or indirectly, own or operate an enterprise which competes anywhere in North America with the machine glazed specialty paper products of Seller, including without limitation, the products produced on PM5 as set forth on Schedule 5.12(d); provided, however, that

(i) upon an early termination of the Androscoggin Supply Agreement by Buyer for any reason other than an intentional breach by Seller, the non-competition agreement set forth in this Section 5.12(d) shall terminate two (2) years from such date of termination; provided, that for such two (2) year period, Buyer (or its successors or permitted assigns) shall use commercially reasonably efforts to sell all Products produced on PM5 pursuant to a marketing agreement reasonably acceptable to Buyer (or its successors or permitted assigns) and Seller shall pay to Buyer (or its successors or permitted assigns) a brokerage commission (at then-current market rates) for such sales. In the event that Buyer (or its successors or permitted assigns) fails to use commercially reasonable efforts as determined by a court of competent jurisdiction, then the non-competition agreement set forth in this Section 5.12(d) shall terminate upon receipt of notice from Seller; and

(ii) upon an early termination of the Androscoggin Supply Agreement by Seller as a result of a breach under such agreement by Buyer, the non-competition agreement set forth in this Section 5.12(d) shall terminate at such time.

(e) Seller agrees that, for a period of three (3) years from and after the Closing Date, Seller will not, and Seller will not permit any controlled affiliate of Seller to, directly or indirectly, own or operate an enterprise (other than operation of PM5 under the Androscoggin Supply Agreement) which competes anywhere in North America with the products manufactured as of the Closing Date at the Kaukauna, Wisconsin facility as set forth on Schedule 5.12(e).

(f) Notwithstanding any of the foregoing, Seller may continue to own and operate its existing business at Seller’s Bastrop, Louisiana mill that currently competes with the Business in the pressure sensitive application markets (including Aquarius, Layflat and Reelcote). Seller shall also be permitted to own or operate any enterprise if such enterprise is acquired as a result of an acquisition and the competitive component of such enterprise so acquired does not constitute more than 20% of the acquired entity’s operations or, if it does constitute more than 20% of the acquired entity’s operations, Seller divests of all operations in excess of 20% within 18 months from the date of the acquisition. Nothing herein shall prevent Seller or any of its affiliates from owning up to five percent of the outstanding stock of any publicly-traded entity, regardless of the business in which such entity might be engaged. Further, the non-competition agreements set forth in this Section 5.12 shall not restrict the sales and distribution business activities of Seller’s xpedex division or any business activities of Carter Holt Harvey Limited or its subsidiaries.

(g) If at the time of enforcement of this Section 5.12, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. In the event of a breach by Seller of any provision of this Section 5.12, the length of time that Seller is prohibited from engaging in certain activities which were the subject of such breach shall automatically be extended for the length of such breach.

(h) Seller agrees that Buyer would suffer irreparable harm from a breach by Seller of any of the covenants or agreements contained in this Section 5.12. In the event of an alleged or threatened breach by Seller of any of the provisions of this Section 5.12, Buyer (or its successors or permitted assigns) may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof without the need to post a bond or other security.

Section 5.13 Exclusivity

Prior to the Closing Date, or until this Agreement is terminated in accordance with its terms, Seller hereby agrees that neither the Seller nor any of its affiliates, agents or representatives (collectively, the “Seller Parties”) shall directly or indirectly encourage, solicit, initiate or participate in discussions or negotiations with, or provide any confidential information to, any person (other than to Buyer and its representatives) concerning any sale, transfer or other disposition of all of the Business or the U.S. Assets or Akrosil Europe or any material part thereof or any similar transactions involving the Business or any material part thereof. Without limiting the foregoing, Seller hereby agrees that each of the Seller Parties will immediately cease any and all discussions, negotiations or other activities described in the immediately preceding sentence to the extent such discussions, negotiations or other activities are occurring or have occurred on or prior to the date of acceptance of this Agreement.

Section 5.14 FERC License

From the date of this Agreement until the DePere License is transferred from Seller to Buyer, each of Seller and Buyer shall cooperate and use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary to acquire the DePere License from FERC, including, without limitation, jointly preparing and filing a request to transfer the DePere License from Seller to Buyer immediately following the Closing Date. Upon FERC’s approval of the transfer of the DePere License, the hydroelectric plant located on the lower floors of the DePere, Wisconsin mill and the DePere License itself will be conveyed to Buyer from Seller for $1,000.00.

Section 5.15 Audit and Accounting Expenses

Buyer shall pay all fees and expenses relating to the completion of the financial audit of the Business for the year ended December 31, 2004, as well as relating to the financial review of PM5 located at the Androscoggin facility. In addition, Buyer shall pay for all expenses relating to any “comfort letters” obtained from independent auditors in connection with the audit and financial review described in the previous sentence.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 6.1 Conditions to Each Party’s Obligation

The respective obligation of each party to consummate the transactions contemplated herein is subject to the satisfaction at or prior to the Closing of the following conditions precedent:

(a) No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any court or any governmental authority that prohibits or restricts the consummation of the transactions contemplated hereby;

(b) There shall not be in effect any judgment, order, injunction or decree of any court of competent jurisdiction enjoining the consummation of the transactions contemplated hereby;

(c) Any waiting periods applicable to the transactions contemplated by this Agreement under applicable antitrust or trade regulation laws and regulations, including, without limitation, under the H-S-R Act, shall have expired or been terminated and all governmental authorizations or approvals required in connection with the transactions contemplated by this Agreement, shall have been obtained or given (except such consents, approvals or other actions that may be required to novate, assign or transfer any contract or agreement with any government or government authority), other than those authorizations and approvals, the failure of which to have been obtained, would not, in the aggregate, have a Material Adverse Effect;

(d) All governmental and third party consents (which shall be agreed upon by Buyer and Seller within 15 days after signing), the failure of which to obtain would, individually or in the aggregate, have a Material Adverse Effect, shall have been obtained; and

(e) All conditions to the closing contemplated by the Share Purchase Agreement shall have been satisfied or waived.

Section 6.2 Conditions to Obligations of Seller

The obligations of Seller to consummate the transactions contemplated hereby are further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:

(a) The representations and warranties of Buyer contained in Article IV of this Agreement shall be true and correct at the date hereof and as of the Closing as if made at and as of such time, except for changes permitted or contemplated hereby and except for representations that are as of a specific date, and except where all such failures would not, in the aggregate, have a Material Adverse Effect;

(b) Buyer shall have performed in all material respects its obligations under this Agreement required to be performed by Buyer at or prior to the Closing pursuant to the terms hereof;

(c) Buyer shall have delivered to Seller a certificate as to the satisfaction of the conditions set forth in Sections 6.2(a) and 6.2(b), dated as of the Closing Date and executed by an officer of such entity;

(d) Since the date hereof, Buyer shall not have changed its jurisdiction of incorporation or been a party to any amalgamation, merger or consolidation and, except as contemplated by this Agreement, shall not have succeeded to all or any substantial part of the liabilities of any other person, issued any capital stock or other debt or equity securities, or made any other material change to its capital structure;

(e) All corporate and other proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory to Seller and its special counsel, and Seller and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as Seller or such special counsel may reasonably request; and

(f) Buyer shall have delivered to Seller or its affiliates those items set forth in Section 1.6.

Section 6.3 Conditions to Obligations of Buyer

The obligations of Buyer to consummate the transactions contemplated hereby are further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:

(a) The representations and warranties of Seller contained in Article III of this Agreement shall be true and correct at the date hereof and as of the Closing as if made at and as of such time, except for changes permitted or contemplated hereby and except for representations that are as of a specific date, and except where all such failures would not, in the aggregate, have a Material Adverse Effect;

(b) Seller shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

(c) Seller shall have delivered to Buyer a certificate as to the satisfaction of the conditions contained in Sections 6.3(a), 6.3(b) and 6.3(c), dated as of the Closing and executed by an officer of Seller;

(d) Seller or its affiliates shall have delivered to Buyer those items set forth in Section 1.5;

(e) Buyer shall have received debt financing in such amount, together with the funding contemplated by the equity commitment that Buyer’s parent has delivered to Seller, that is sufficient to fund the Estimated Akrosil Europe Purchase Price and the Estimated Asset Purchase Price and to effect the transactions contemplated hereby.

(f) The Business shall have no funded debt and all Liens, if any, on the U.S. Assets, the Akrosil Europe Shares or the assets owned by Akrosil Europe (other than Permitted Encumbrances and Liens set forth on Schedule 3.9) shall have been released in a manner reasonably satisfactory to Buyer; and

(g) There shall not be any event, occurrence or development, alone or taken together with all other existing facts, that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATIONS

Section 7.1 Survival of Representations

Except for representations and warranties contained in (i) Section 3.16 which survive until the expiration of the applicable statute of limitations, including any extensions thereof (only with respect to Tax assessments and penalties which may be imposed by a Tax authority), (ii) Section 3.17 which shall survive for the time period set forth in Section 7.5, and (iii) Section 3.4, which shall survive indefinitely, all representations and warranties made in this Agreement shall survive the Closing hereunder for a period of two years after the Closing Date (the “Indemnity Period”). Notwithstanding the foregoing, except as set forth in Section 8.2, no representation or warranty shall survive any termination of this Agreement. The parties intend to shorten the statute of limitations and agree that no claims or causes of action may be brought against Seller, Buyer or any of their directors, officers, employees, affiliates, controlling persons, agents or representatives based upon, directly or indirectly, any of the representations and warranties contained in this Agreement after the Indemnity Period or, except as provided in Section 8.2, any termination of this Agreement. For purposes of this Article VII, the provisions of Section 5.1 applicable to performance prior to the Closing shall be treated as a representation and warranty. This Section 7.1 shall not limit any covenant or agreement of the parties that contemplates performance after the Closing.

Section 7.2 Seller’s Agreement to Indemnify

(a) Subject to the terms and conditions set forth herein, from and after the Closing, Seller shall indemnify and hold harmless Buyer and its directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, “Buyer Indemnitees”) from and against all liability, demands, claims actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, “Buyer Damages”) asserted against or incurred by any Buyer Indemnitee as a result of or arising out of (i) the Excluded Liabilities, (ii) a breach of any representation or warranty contained in Article III or Section 5.1 of this Agreement (other than Section 3.17, which is covered by a separate indemnity, or any certificate delivered pursuant to Section 6.3(c)), (iii) a breach of any agreement or covenant of Seller in this Agreement (excluding the provisions of Section 5.1 applicable to performance prior to Closing), or (iv) a breach by International Paper (Netherlands) B.V. (“IP Europe”) of any representation or warranty of IP Europe contained in the Share Purchase Agreement or a breach by IP Europe of any agreement or covenant of IP Europe contained in the Share Purchase Agreement. Buyer agrees that, except as contemplated by the immediately preceding sentence, the indemnification provided in this Section 7.2 is the exclusive remedy for a breach by Seller of any representation or warranty contained in Article III or Section 5.1 of this Agreement.

(b) Seller’s obligations to indemnify Buyer Indemnitees pursuant to Section 7.2(a) hereof are subject to the following limitations:

(i) No indemnification shall be made by Seller with respect to any claim made pursuant to Section 7.2(a)(ii) unless (a) the amount of such claim (together with other claims so substantially related as to effectively constitute one claim) exceeds $75,000 and (b) the aggregate amount of Buyer Damages under all claims made pursuant to Section 7.2(a)(ii) exceeds an amount equal to $1,800,000 and, in such event, indemnification shall be made by Seller only to the extent Buyer Damages exceed in the aggregate an amount equal to $1,800,000;

(ii) In no event shall Seller’s aggregate obligation to indemnify Buyer Indemnitees pursuant to Sections 7.2(a)(ii) exceed an amount equal to 50% of the Total Purchase Price;

(iii) The amount of any Buyer Damages shall be reduced by any amount received by a Buyer Indemnitee with respect thereto under any insurance coverage or from any other party alleged to be responsible therefor. Buyer Indemnitees shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If a Buyer Indemnitee receives an amount under insurance coverage or from such other party with respect to Buyer Damages at any time subsequent to any indemnification provided by Seller pursuant to this Section 7.2, then such Buyer Indemnitee shall promptly reimburse Seller for any payment made or expense incurred by Seller in connection with providing such indemnification up to such amount received by Buyer Indemnitee, but net of any expenses incurred by such Buyer Indemnitee in collecting such amount;

(iv) In no event shall Seller be liable for any Buyer Damages to the extent there is included in the Financial Statements or the Closing Date Statement a specific liability or reserve relating to such matter (provided that Seller may be liable to the extent of Buyer Damages in excess of such liability or reserve);

(v) With respect to claims pursuant to Sections 7.2(a)(ii), Seller shall be obligated to indemnify Buyer Indemnitees only for those claims giving rise to Buyer Damages as to which Buyer Indemnitees have given Seller written notice thereof prior to the end of the Indemnity Period in the event that the Indemnity Period applies to such claim. Any written notice delivered by a Buyer Indemnitee to Seller with respect to the claim shall set forth with reasonable specificity (to the extent as is reasonably practicable) the basis of the claim for Buyer Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof;

(vi) Any indemnity amounts payable by Seller to or on behalf of a Buyer Indemnitee pursuant to this Agreement shall be reduced by any Tax benefit arising from the claim, loss or damage for which the indemnity is being paid, including any increase in deductions, credits or losses of Buyer Indemnitee (or any affiliate). In the case of Tax benefits consisting of depreciation, amortization or other similar deductions, the Tax benefit amount will be based on the net present value of such deductions using a discount rate equal to the mid-term applicable federal rate in effect on the day on which the indemnification payments are due. Any calculations of the Tax benefit under this Section 7.2(b)(vi) shall be determined assuming the Buyer Indemnitee (or its affiliate, as the case may be) pays Taxes at the highest combined marginal Tax rate for applicable U.S. federal, foreign, state and local Income Taxes; and

(vii) Notwithstanding anything to the contrary in this Agreement, Seller shall not be liable to any of the Buyer Indemnitees for any exemplary, punitive, special, indirect, consequential, remote, or speculative damages (including, without limitation, any damages on account of lost profits or opportunities) resulting from or arising out of this Agreement or the transactions contemplated hereby, except to the extent actually payable by Buyer to a third party.

Section 7.3 Buyer’s Agreement to Indemnify

(a) Subject to the terms and conditions set forth herein, from and after the Closing, Buyer shall indemnify and hold harmless Seller and its directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the “Seller Indemnitees“) from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, “Seller Damages”) asserted against or incurred by any Seller Indemnitee as a result of or arising out of (i) the Assumed Liabilities, (ii) a breach of any representation or warranty contained in Article IV of this Agreement or in the Share Purchase Agreement or any certificate delivered pursuant to Section 6.2(c), (iii) a breach of any agreement or covenant of Buyer contained herein or in the Share Purchase Agreement, (iv) any and all debts, liabilities and obligations of Akrosil Europe, whether known or unknown, accrued or unaccrued, absolute or contingent, and those arising under any contract, commitment or undertaking, (v) the use, operation or ownership of any of the U.S. Assets after Closing, or (vi) any claims of, or damages or penalties brought by, any U.S. Affected Employee, or any governmental entity on behalf of or concerning any U.S. Affected Employee, with respect to any act or failure to act by Buyer to the extent arising from the employment, discharge, layoff or termination of any U.S. Affected Employee who becomes an employee of Buyer after the Closing Date. Seller agrees that the indemnification provided in this Section 7.3 is the exclusive remedy for a breach by any member of Buyer of any representation or warranty contained in Article IV of this Agreement.

(b) Buyer’s obligations to indemnify Seller Indemnitees pursuant to Section 7.3(a) hereof are subject to the following limitations:

(i) No indemnification shall be made by Buyer with respect to any claim made pursuant to Section 7.3(a)(ii) unless (a) the amount of such claim (together with other claims so substantially related as to effectively constitute one claim) exceeds $75,000 and (b) the aggregate amount of Seller Damages under all claims made pursuant to Section 7.3(a)(ii) exceeds an amount equal to $1,800,000 and, in such event, indemnification shall be made by Buyer only to the extent Seller Damages exceed in the aggregate an amount equal to $1,800,000;

(ii) The amount of any Seller Damages shall be reduced by any amount received by a Seller Indemnitee with respect thereto under any insurance coverage or from any other party alleged to be responsible therefor. Seller Indemnitees shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If a Seller Indemnitee receives an amount under insurance coverage or from such other party with respect to Seller Damages at any time subsequent to any indemnification provided by Buyer pursuant to this Section 7.3, then such Seller Indemnitee shall promptly reimburse Buyer for any payment made or expense incurred by Buyer in connection with providing such indemnification up to such amount received by the Seller Indemnitee, but net of any expenses incurred by such Seller Indemnitee in collecting such amount;

(iii) With respect to claims pursuant to Sections 7.3(a)(ii), Buyer shall be obligated to indemnify the Seller Indemnitees only for those claims giving rise to Seller Damages and to which the Seller Indemnitees have given Buyer written notice thereof prior to the end of the Indemnity Period in the event that the Indemnity Period applies to such claim. Any written notice delivered by a Seller Indemnitee to Buyer with respect to such claim shall set forth with reasonable specificity (to the extent as is reasonably practicable) the basis of the claim for Seller Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof;

(iv) Any indemnity amounts payable by Buyer to or on behalf of a Seller Indemnitee pursuant to this Agreement shall be reduced by any Tax benefit arising from the claim, loss or damage for which the indemnity is being paid, including any increase in deductions, credits or losses of Seller Indemnitee (or any affiliate). In the case of Tax benefits consisting of depreciation, amortization or other similar deductions, the Tax benefit amount will be based on the net present value of such deductions using a discount rate equal to the mid-term applicable federal rate in effect on the day on which the indemnification payments are due. Any calculations of the Tax benefit under this Section 7.3(b)(iv) shall be determined assuming the Seller Indemnitee (or its affiliate, as the case may be) pays Taxes at the highest combined marginal Tax rate for applicable U.S. federal, foreign, state and local Income Taxes; and

(v) Notwithstanding anything to the contrary in this Agreement, Buyer shall not be liable to any of the Seller Indemnitees for any exemplary, punitive, special, indirect, consequential, remote or speculative damages (including, without limitation, any damages on account of lost profits or opportunities) resulting from or arising out of this Agreement or the transactions contemplated hereby, except to the extent actually payable by Seller to a third party.

Section 7.4 Third Party Indemnification

In the case of the assertion of liability by third parties (a “Claim“) for which Buyer or Seller intends to seek indemnification hereunder:

(a) Any party against whom any Claim is asserted will give the party required to provide indemnity hereunder written notice of any such Claim promptly after learning of such

Claim, and the indemnifying party may at its option undertake the defense thereof by representatives of its own choosing. Failure to give prompt notice of a Claim hereunder shall not affect the indemnifying party’s obligations under this Section 7.4, except to the extent that the indemnifying party is actually prejudiced by such failure to give prompt notice. Notwithstanding the foregoing, in the event that a Claim is made against both the indemnifying party and the indemnified party, and the indemnified party determines in good faith that there exists a conflict of interest such that joint representation would not be appropriate, the indemnified party (upon further notice to the indemnifying party) shall have the right to undertake the defense and, subject to Section 7.4(b), any compromise or settlement of such claim. In addition, if the indemnifying party, within thirty (30) days after notice of any such Claim, fails to assume the defense of such Claim, the indemnified party against whom such claim has been made will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk, and at the expense, of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof.

(b) Anything in this Section 7.4 to the contrary notwithstanding, (i) the indemnified party shall not settle a claim for which it is indemnified without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld, and (ii) the indemnifying party shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment for other than monetary damages to be borne by the indemnifying party without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld.

Section 7.5 Environmental Indemnity

(a) Seller shall indemnify, defend and hold harmless Buyer Indemnitees from and against any Buyer Damages incurred or suffered by Buyer Indemnitees (i) as a result of or arising out of a breach of any representation or warranty set forth in Section 3.17, (ii) as a consequence of any investigation, remediation or containment of Hazardous Substances that are present or released on or before the Closing at, on, under or about any of the Combined Owned Real Property or any Combined Leased Real Property; (iii) in connection with claims or proceedings by employees and/or third parties in respect of personal injury or property damage as a result of Hazardous Substances that were present or released, on or before the Closing, at, on, under or migrating from, any of the Combined Owned Real Property or Combined Leased Real Property; (iv) in connection with violations by Seller (in respect of the Business) of any applicable Environmental Law (including any permits, licenses or other authorizations issued pursuant to such applicable Environmental Law) prior to the Closing; and (v) to the extent not completed prior to Closing, any costs incurred to bring the Kaukauna Mill and the DePere facility in compliance with applicable “MACT” standards, provided, however, that such costs do not exceed $7,000,000 in the aggregate, regardless of whether the costs were incurred before or after Closing.

(b) Seller’s obligation to indemnify, defend and hold harmless Buyer Indemnitees for the matters addressed in Section 7.5(a) shall be limited to those matters as to which Buyer provides Seller with written notice (such notice to be in conformance with other relevant provisions of this Agreement and to contain, to the extent available, reasonable details of the claim for which indemnity is sought) of said claim within thirty-six (36) months after Closing.

(c) With respect to Seller’s obligation in respect of any investigation, remediation or containment of Hazardous Substances pursuant to Section 7.5(a)(i) - (iv).

(i) such investigation, remediation or containment shall only be required to the extent that such investigation, containment or remediation of the Hazardous Substances is required (assuming that the presence of the Hazardous Substances were known) pursuant to an applicable Environmental Law that is in effect as of the Closing Date (and was not subsequently repealed or otherwise rendered unenforceable prior to the date of any claim hereunder); and

(ii) such investigation, remediation or containment shall only be required to the extent that such investigation, remediation or containment of Hazardous Substances is required to meet the Remediation Standards (as defined in Section 7.5(g)) (A) that were in effect as of the Closing Date under the applicable Environmental Law that is the source of the obligation to conduct a remediation, or, where no such Remediation Standards were in effect as of the Closing Date, Remediation Standards that were applied, within one year prior to the Closing Date, on a case-by-case basis, to properties that are most similar to the property that is subject to a remediation and (B) that are those Remediation Standards that would be the least stringent Remediation Standards that would be applicable given the use of the property as of the day before the Closing Date.

(d) With respect to claims to defend, indemnify and hold harmless Buyer Indemnitees that are described in Section 7.5(a):

(i) If Seller is undertaking remedial action, any such investigation, containment and/or remediation shall be conducted using the most cost effective methods, considering both capital and operating costs, including taking into account the normal operating condition and any costs of disrupting normal operations at the affected facility, for investigation, remediation and/or containment consistent with applicable Environmental Law.

(ii) If Seller is undertaking remedial action, Seller shall cooperate with Buyer and shall take all reasonably practicable steps to minimize any disruption upon the business or operations of Buyer.

(iii) If the costs of an investigation, containment or remediation at any of the Combined Owned Real Property or Combined Leased Real Property that is subject to an indemnity by Seller hereunder are increased due to an act or omission (after the Closing) by a person other than Seller, a subsidiary of Seller, or an agent, representative or contractor of Seller, Seller shall not be responsible for any such increase in costs incurred. Seller shall not be responsible for any increased costs or increased Buyer Damages under this subsection to the extent they arise by reason of (A) the voluntary closure of operations at any Combined Owned Real Property or Combined Leased Real Property or (B) a material change in use of any of said property from the use of said property as of the Closing.

(iv) No indemnification shall be made by Seller with respect to any claim unless (a) the amount of such claim (together with other claims so substantially related as to effectively constitute one claim) exceeds $75,000; in such event, indemnification shall be made by Seller for the full amount of such claim.

(v) In no event shall Seller’s aggregate obligation to indemnify Buyer Indemnitees pursuant to this Section 7.5(a), together with any indemnification paid pursuant to any other provisions of this Agreement, exceed an amount equal to 100% of the Total Purchase Price.

(e) Notwithstanding anything to the contrary herein, with respect to claims arising pursuant to Section 7.5, Seller shall not be obligated to indemnify Buyer Indemnitees for the costs and expenses associated with Buyer Indemnitees’ overseeing of Seller’s performance of its defense and indemnity obligations.

(f) To the extent that Buyer Indemnitees make a claim, pursuant to Section 7.2, for breach of the representation set forth in Section 3.17, the provisions of this Section 7.5 shall solely be applicable to such claim depending on the nature of such claim.

(g) Claims brought pursuant to this Section 7.5 shall be subject to the procedures for indemnification set forth in Section 7.4 if such claims involve third party claims. Claims that involve or also involve the investigation, containment and/or remediation of Hazardous Substances at the Combined Owned Real Property or Combined Leased Real Property shall also be subject to the procedures of Section 7.6.

(h) For purposes of this Agreement, the term “Remediation Standard” means a numerical standard (whether resulting from an enacted statute, promulgated regulation, guidance or policy document issued by a regulatory agency, or developed on a case-by-case basis through a risk assessment or other methodology authorized pursuant to an applicable Environmental Law and acceptable to the governmental authority) that defines the concentrations of Hazardous Substances that may be permitted to remain in any environmental media after an investigation, remediation or containment of a release of Hazardous Substances.

Section 7.6 Additional Procedures for Remedial Actions on the Combined Owned Real Property or Combined Leased Real Property

(a) Seller shall have the right to control the management of an investigation, containment or remediation of Hazardous Substances at any Combined Owned Real Property or Combined Leased Real Property that is subject to indemnification pursuant to this Agreement. Buyer hereby grants Seller reasonable continued access to any Combined Owned Real Property or Combined Leased Real Property consistent with such right to control the management of an investigation, containment or remediation. Seller must notify Buyer, within sixty (60) days of receipt of notice of Buyer’s claim for indemnification for such matter, that (1) it intends to undertake said responsibility or (2) more information is needed from Buyer before Seller can reasonably determine that Buyer’s claim is subject to indemnification pursuant to this

Agreement. Buyer shall promptly respond to such requests for information (to the extent such information is reasonably available to Buyer) and, within thirty (30) days of receipt of such information, Seller shall notify Buyer as to whether it shall undertake the investigation, containment and/or remediation. Prior to a determination by Seller that it will undertake investigation, containment and/or remediation pursuant to this Section, Buyer shall take only those actions necessary to comply with applicable Environmental Laws and the requirements of governmental authorities or address conditions that pose an immediate and acute environmental or health risk.

(b) In undertaking an investigation, containment and/or remediation pursuant to this Section, Seller shall retain a qualified independent environmental consultant, which consultant shall be subject to Buyer’s approval (such approval not to be unreasonably withheld). Seller shall undertake such investigation, containment and/or remediation in a prompt and expeditious fashion in accordance with applicable Environmental Laws or applicable government orders or decrees and shall not cause, through its own inaction, any undue delay in obtaining written notice from the appropriate regulatory body that no further investigation, containment or remediation is necessary with respect to the matter that is the subject of the indemnification claim, or, if no regulatory body is involved in such matter, a good faith determination from its environmental consultant that no further investigation, containment or remediation is required to bring the property that is the subject of the remedial action into conformance with applicable Environmental Law.

(c) Seller shall comply with all applicable laws, including all applicable Environmental Laws, with respect to its performance pursuant to this Section. In the event that Seller undertakes the performance of an investigation, containment and/or remediation pursuant to this Section, Seller shall have primary responsibility to deal and negotiate with any governmental authorities having jurisdiction over such investigation, containment and/or remediation; provided that Buyer shall have the right to attend any meetings with such governmental authorities as an observer. Seller shall provide Buyer reasonable access to all material information and shall promptly provide copies to Buyer of all notices, correspondence, draft reports, submissions, work plans, and final reports and shall give Buyer a reasonable opportunity (at Buyer’s own expense) to comment on any submissions Seller intends to deliver or submit to the appropriate regulatory body prior to said submission. In connection with any investigation, remediation or containment undertaken by Seller pursuant hereto, Seller shall use commercially reasonable efforts to consult with Buyer prior to selecting the method of investigation, remediation or containment. Buyer may, at its own expense, hire its own consultants, attorneys or other professionals to monitor the investigation, containment and/or remediation, including any field work undertaken by Seller, and Seller shall provide Buyer with the results of all such field work. Notwithstanding the above, Buyer shall not take any actions that shall unreasonably interfere with Seller’s performance of the investigation, remediation and/or containment. Seller shall undertake any such work required herein in a manner designed to minimize any disruption, to the extent reasonably possible, with the conduct of operations at the property. Buyer shall allow Seller reasonable access to conduct any of the work contemplated herein and shall fully cooperate with Seller in the performance of the investigation, remediation or containment, including, but not limited to, providing Seller with reasonable access to employees and documents as necessary.

(d) If Seller declines to undertake the performance of an investigation, containment and/or remediation hereunder, Buyer shall be entitled to control the investigation, containment and/or remediation. Buyer shall promptly provide copies to Seller of all notices, correspondence, draft reports, submissions, work plans, and final reports and shall give Seller a reasonable opportunity (at Seller’s own expense) to comment on any submissions Buyer intends to deliver or submit to the appropriate regulatory body prior to said submission. Seller may, at its own expense, hire its own consultants, attorneys or other professionals to monitor the investigation containment and/or remediation, including any field work undertaken by Buyer, and Buyer shall provide Seller with the results of all such field work. Notwithstanding the above, Seller shall not take any actions that shall unreasonably interfere with Buyer’s performance of the investigation, containment and/or remediation. Seller’s decision to allow Buyer to undertake investigation and remediation hereunder shall not limit or affect Seller’s obligation to indemnify Buyer for said investigation, containment and/or remediation as otherwise provided in this Agreement or for any other claim for indemnification as provided in Section 7.5.

Section 7.7 Exclusive Remedy for Environmental Matters; Indemnification by Buyer

Notwithstanding anything to the contrary in this Agreement, Buyer Indemnitees hereby agree that their sole and exclusive remedy against Seller, with respect to any and all matters arising under or related to Environmental Law or Hazardous Substances (with respect to the Business), the Combined Owned Real Property or the Combined Leased Real Property, shall be the indemnity set forth in Section 7.5 and Section 7.7. Except with respect to the remedy referred to in the preceding sentence, the Buyer Indemnitees hereby waive, to the fullest extent permitted under applicable law, and forever release Seller (with respect to the Business), the Combined Owned Real Property or the Combined Leased Real Property, from, and indemnify and hold harmless Seller against, any and all claims or Seller Damages arising under Environmental Laws or relating to Hazardous Substances or the environment.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination of Agreement

This Agreement may be terminated at any time prior to the Closing:

(a) by mutual agreement of Seller and Buyer;

(b) by Buyer, if there has been a material violation or breach by Seller of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing or if there has been a material failure of satisfaction of a condition to the obligations of Buyer hereunder, that has not been waived in writing and, if capable of being cured, is not cured within thirty (30) days of receipt of notice thereof;

(c) by Seller, if there has been a material violation or breach by Buyer of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing or if there has been a material failure of satisfaction of a condition to the obligations of Seller hereunder that has not been waived in writing and, if capable of being cured, is not cured within thirty (30) days of receipt of notice thereof; or

(d) by any party hereto if the Closing shall not have occurred on or before July 31, 2005.

Section 8.2 Effect of Termination

In the event of termination of this Agreement by Buyer or Seller as provided above in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of Buyer or Seller (or their respective officers or directors), except based upon obligations set forth in Section 9.1 hereof, and except that Buyer shall thereupon promptly return or destroy (and cause its agents and representatives to return or destroy) to Seller all documents (and copies thereof) furnished to Buyer by Seller, and Buyer shall continue to adhere to the Confidentiality Agreement. Notwithstanding the foregoing, termination of this Agreement pursuant to Section 8.1(b) or (c) shall not in any way limit or restrict the rights and remedies of any party hereto against any other party hereto that has violated or breached any of the representations, warranties, agreements or other provisions of this Agreement prior to termination hereof.

Section 8.3 Amendment, Extension and Waiver

At any time prior to the Closing Date, the parties hereto may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of the parties hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (d) waive compliance with any of the agreements or conditions contained herein. Except as provided in Section 5.9, this Agreement may not be amended, modified or waived except by an instrument in writing signed on behalf of all of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Fees and Expenses

Whether or not the transactions contemplated herein are consummated pursuant hereto, except as otherwise provided herein, each of Seller, on the one hand, and Buyer, on the other hand, shall pay all fees and expenses incurred by, or on behalf of, such party in connection with, or in anticipation of, this Agreement and the Share Purchase Agreement and the consummation of the transactions contemplated hereby and thereby, except as provided by Section 5.7. Each of Seller, on the one hand, and Buyer, on the other hand, shall indemnify and hold harmless the other party from and against any and all claims or liabilities for financial advisory and finders’ fees incurred by reason of any action taken by such party or otherwise arising out of the transactions contemplated by this Agreement by any person claiming to have been engaged by such party.

Section 9.2 Further Assurances

From time to time after the Closing Date, at the request of another party hereto and at the expense of the party so requesting, each of the parties hereto shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

Section 9.3 Seller’s Knowledge

In this Agreement, Seller’s knowledge shall mean the knowledge, assuming reasonable investigation, of those persons set forth on Schedule 9.3.

Section 9.4 Notices

All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery, or (b) overnight delivery service. Notices shall be sent to the appropriate party at its address given below (or at such other address for such party as shall be specified by notice given hereunder):

(a)	If to Seller to:

International Paper Company

International Paper Plaza

400 Atlantic Street

Stamford, Connecticut 06921

Fax No.: (203) 541-8262

Attention: General Counsel

with copies to:

Vinson & Elkins L.L.P.

666 Fifth Avenue, 25th Floor

New York, New York 10103

Fax No.: (212) 237-0100

Attention: Michael Swidler, Esq.

and, to the extent the notice relates to items covered by Section 5.7 (Certain Tax Matters), to:

International Paper (Europe) S.A.

Chaussee de la Hulpe 166

1170 Brussels, Belgium

Fax No.: *32-(0)2-774-1293

Attention: BCC Tax Department

(b)	If to Buyer to:

Kohlberg & Company, L.L.C.

111 Radio Circle

Mt. Kisco, NY 10549

Fax No.: (914) 244-3985

Attention: Gordon Woodward

With a copy to:

Brownstein Hyatt & Farber, P.C.

410 Seventeenth Street

Denver, Colorado 80202

Fax No.: (303) 223-1111

Attention: Steven Siegel, Esq. and Christopher D. Reiss, Esq.

All such notices, requests, demands, waivers and communications shall be deemed received (i) in the case of personal delivery, upon actual receipt thereof by the addressee, or (ii) in the case of overnight delivery, on the business day following delivery to the overnight delivery service.

Section 9.5 Severability

Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which remaining provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and enforced to the fullest extent permitted by law.

Section 9.6 Binding Effect; Assignment

This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or transferred, directly or indirectly, including, without limitation, by operation of law, by any party hereto without the prior written consent of the other parties hereto except that (a) after the Closing, Buyer may assign its rights hereunder (i) to one or more of its lenders and (ii) in whole or in part in connection with the sale of all or a significant portion of the Business or the U.S. Assets and (b) in any case the assignee shall assume in writing the obligations of the assigning party.

Section 9.7 No Third Party Beneficiaries

Except as provided in Article VII, this Agreement is solely for the benefit of Seller, and its successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and for the benefit of Buyer and its successors and permitted assigns, with respect to the obligations of Seller under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim liability, reimbursement, cause of action or other right.

Section 9.8 Interpretation

(a) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

(b) As used in this Agreement, the term “person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

(c) As used in this Agreement, an “affiliate” of, or a person “affiliated” with, a specified person, is a person directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

Section 9.9 Jurisdiction and Consent to Service

Each of Seller and Buyer (a) agree that any suit, action or proceeding arising out of or relating to this Agreement shall be brought solely in the state or federal courts of New York; (b) consents to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement; (c) waives any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court; and (d) agrees that service of any court paper may be made in such manner as may be provided under applicable laws or court rules governing service of process.

Section 9.10 Entire Agreement

(a) This Agreement, the Share Purchase Agreement, the Confidentiality Agreement and the Disclosure Schedules and the exhibits and other writings referred to herein or delivered pursuant hereto that form a part hereof constitute the entire agreement among the parties with respect to their subject matter and supersede all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to their subject matter. In the event that a provision of this Agreement (or any instrument executed pursuant hereto) conflicts with one or more provisions of the Share Purchase Agreement or the schedules thereto, the provision in this Agreement shall control.

(b) Except (i) as specifically provided for herein or (ii) as otherwise agreed to in writing by Seller and Buyer, at the Closing, all data processing, accounting, insurance, banking, personnel, legal, communications and other products or services provided to the Business by Seller or any of its affiliates, including any agreements or understandings (written or oral) with respect thereto, will terminate.

Section 9.11 Law Governing

This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

Section 9.12 Counterparts

This Agreement may be executed simultaneously in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be executed as of the date first above written.

INTERNATIONAL PAPER COMPANY

By:	/s/ C. CATO EALY
Name:	C. Cato Ealy
Title:	Senior Vice President

TIPB Acquisition, LLC

By:	/s/ GORDON WOODWARD
Name:	Gordon Woodward
Title:	Authorized Signatory

S-1

EXHIBIT A

FORM OF BILL OF SALE

International Paper Company, a New York corporation (“Seller”), for good and valuable consideration to it paid, receipt of which is hereby acknowledged, and pursuant to the Purchase Agreement dated as of                  , 2005 (the “Agreement”) among Seller, [Buyer], a [                    ] corporation (“Buyer”), and [Buyer], a [                    ] corporation and a wholly owned subsidiary of Buyer (“Buyer”), and notwithstanding that the following property may be conveyed by separate and specific transfer documents, by these presents sell, convey, assign, transfer and deliver, or will cause to be sold, conveyed, assigned, transferred and delivered, to Buyer all of Seller’s right, title and interest in and to the U.S. Assets, other than the Excluded Assets, subject to and in accordance with the terms of the Agreement. All capitalized terms not otherwise defined herein shall have the definitions given to such terms in the Agreement.

TO HAVE AND TO HOLD such U.S. Assets, as a going concern, unto Buyer and its successors and assigns to and for its or their use forever.

Seller hereby constitutes and appoints Buyer, its successors and assigns, Seller’s true and lawful attorney and attorneys, with full power of substitution, in Seller’s names and stead, by, on behalf of and for the benefit of Buyer, its successors and assigns, to demand and receive any and all of the U.S. Assets transferred hereunder and to give receipts and release for and in respect of the same, and any part thereof, and from time to time to institute and prosecute in Seller’s names, or otherwise, for the benefit of Buyer, its successors and assigns, any and all proceedings at law, in equity or otherwise, which Buyer, its successors or assigns, may deem proper for the collection or reduction to possession of any of the U.S. Assets transferred hereunder or for the collection and enforcement of any claim or right of any kind hereby sold, conveyed, assigned, transferred, and delivered, or intended so to be, and to do all acts and the things in relation to the U.S. Assets transferred hereunder which Buyer, its successors or assigns, shall deem desirable, Seller hereby declaring that the foregoing powers are coupled with an interest and are and shall be irrevocable by Seller in any manner or for any reason whatsoever.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be delivered to Buyer as of the Closing Date to be effective as of the close of business on                  , 2005.

INTERNATIONAL PAPER COMPANY

By:

A-1

EXHIBIT B

FORM OF SPECIAL WARRANTY DEEDS

[Wisconsin Form]

DOCUMENT NO.	SPECIAL WARRANTY DEED

This Deed, made between                                 , a                                  with an address at                                 , Grantor and                                 , a                                 , having an address at                                 , Grantee,

Witnesseth, That the said Grantor, for valuable consideration conveys to Grantee the following described real estate in County, State of Wisconsin (“Property”):
Name and Return Address
______________________
______________________
SEE EXHIBIT A ATTACHED HERETO	______________________
__________________

This is not a homestead property.	Part of Tax Key No. Parcel Identification Number (PIN)

Together with all and singular, the hereditaments and appurtenances thereunto belonging.

Subject to exceptions to title as follows:

SEE EXHIBIT B ATTACHED HERETO

And Grantor will warrant and forever defend the right and title to the property unto the Grantee against the claims of all persons claiming by, through or under Grantor, but otherwise.

Dated this      day of             , 2005

[GRANTOR]

By:
Printed Name:
Title:

ACKNOWLEDGMENT

State of                                         }

                                                        ss

             Bergen County               }

Personally came before me this      day of                     , 2005, the above named,                                 , to me known to be the person who executed the foregoing instrument as                                  for the Grantor,                                 .

Notary Public

This instrument was drafted by:

Kathleen M. Willemin, Esq.

International Paper Company

3 Paragon Drive

Montvale, NJ 07645

EXHIBIT A

LEGAL DESCRIPTION

EXHIBIT B

PERMITTED EXCEPTIONS

[Insert List From Title Commitment]

[Ohio Form]

CORPORATION WARRANTY DEED	After recording mail to:	Transferred
	______________________	___________________
	______________________	Auditor
	______________________	Per
______________________

Know all Men by these presents:

That International Paper Company, a New York corporation, successor by merger to Hammermill Paper Company, a Delaware corporation, successor by merger to Hammermill Paper Company, a Pennsylvania corporation, the grantor, for valuable consideration paid, grants with limited warranty covenants to                                 , whose tax mailing address is                             , the following real property:

Situate in the City of Lancaster, Fairfield County, State of Ohio and more particularly described as follows:

[INSERT LEGAL DESCRIPTION]

Subject to and together with all easements, conditions, restrictions and agreements as recorded in the in the land records of Fairfield County, Ohio.

Being the same premises conveyed to the grantor herein by Deed recorded in Volume 562, page 201 of the Fairfield County, Ohio Deed Records.

Being the same premises conveyed to the grantor herein

In witness whereof, said International Paper Company has caused its corporate name to be subscribed hereby by its Vice President and Assistant Secretary, this      day of                     , 2005.

INTERNATIONAL PAPER COMPANY

By:
Vice President

Assistant Secretary

STATE OF CONNECTICUT, FAIRFIELD COUNTY, ss:

The foregoing instrument was acknowledged before me this      day of                     , 2005, by                                  as Vice President of International Paper Company and                                  as Assistant Secretary of International Paper Company, a New York corporation, on behalf of the corporation.

Notary Public

This instrument prepared by:

Kathleen M. Willemin, Esq.
International Paper Company
3 Paragon Drive
Montvale, NJ 07645

EXHIBIT C

FORM OF PATENT ASSIGNMENT

WHEREAS, International Paper Company, a corporation of the State of New York, having a place of business at 400 Atlantic Street, Stamford, CT 06921 is the owner of the United States Letters Patents attached hereto on Exhibit A and of the inventions disclosed and claimed therein;

WHEREAS,                                 , a corporation of the State of                     , having a place of business at                                 , is desirous in acquiring the entire worldwide right, title and interest in and to each of said United States Letters Patents, and in and to the investments described and claimed therein;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, International Paper Company, by these presents does hereby sell and assign unto                                      its entire worldwide right, title interest in and to the above-identified United States Letters Patents, inventions, together with all right of action accrued to, and to accrue under and by virtue thereof.

This Assignment made and effective                     , 2005.

INTERNATIONAL PAPER COMPANY

By:
Name:
Title:

STATE OF                                 )

                                                     ) ss:

COUNTY OF                             )

Before me, a Notary Public, in and for the County of                     ,                                 , appeared                                 , to me known to be the person of that name who signed and sealed the foregoing instrument on behalf of International Paper Company.

Notary Public

My Commission Expires:

C-1

EXHIBIT D

FORM OF TRADEMARKS ASSIGNMENT

THIS ASSIGNMENT OF TRADEMARKS, dated as of                          , 2005 (this “Assignment”), by International Paper Company (“Assignor”), a New York corporation with its principal place of business at 400 Atlantic Street, Stamford, CT 06921 in favor of [Buyer] (“Assignee”), a                                  with its principal place of business at                                 .

WHEREAS, Assignor and Assignee are parties to that certain Purchase Agreement, dated as of                          , 2004 (the “Purchase Agreement”), pursuant to which Assignor has agreed to transfer to Assignee and Assignee has agreed to accept from Assignor certain of the assets including, but not limited to trademarks, trade names, labels and other trade dress and copyrights (including goodwill associated therewith), exclusively relating to the Business (as defined in the Purchase Agreement) and to become the successor to such Business or portion thereof to which any U.S. trademark applications filed on the basis of “intent-to-use” relate, which Business is ongoing and existing;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor does hereby assign, transfer, set over, and deliver to assignee all of Assignor’s right, title, and interest, in and to:

(i) the trademarks, trade names, labels and other trade dress set forth on Schedule A hereto, including all registrations and applications thereof, all registrations which may be granted in respect of such applications, all renewals of such registrations, and all common law rights therein;

(ii) the goodwill of the business symbolized by such trademarks;

(iii) all causes of actions, claims and demands or other rights for, or arising from, any infringement, including past infringement, of such trademarks and other items set forth on Schedule A; and

(iv) all rights corresponding thereto throughout the world.

From time to time after the date hereof, at the request of either party hereto, and at the expense of the party so requesting, each of the parties hereto shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated thereby.

IN WITNESS WHEREOF, the undersigned has caused this Assignment to be executed by the signature of its duly authorized officer as of the date above first written.

INTERNATIONAL PAPER COMPANY

By:
Name:
Title:

Acknowledged and Accepted:

[BUYER]

By:
Name:
Title:

STATE OF NEW YORK             )

                                                       ) ss.

COUNTY OF NEW YORK         )

I, a notary public, in and for the county and state aforesaid, do hereby certify that                                 , known to me to be the                                  of International Paper Company and acknowledge that he signed the above and foregoing instrument as his free and voluntary act.

IN WITNESS WHEREOF, I have hereunto set my hand and notarial seal this      day of                     , 2005.

Notary Public

My commission expires:                                     .

EXHIBIT E

CERTAIN EXCLUDED ASSETS

Financial Software & Systems (SAP), including Accounts Receivable, Accounts Payable, Capital Projects, Fixed Assets, & General Ledger

Human Resource Software & Systems (HRIS), Standard Salaried Payroll Software & Systems, and certain Hourly Payroll Software & Systems

Travel Office & Travel Reimbursement Systems

IP Wide Area Network & related Electronic Mail Systems

Third Party Software & Systems which may not be transferable

Corporate Resources Not Included: Legal, Real Estate, Treasury, Risk Management, Taxes, Audit, Logistics & Procurement (IP Purchasing Power)

The Eur 35K ink mixer installed in 2001 by Akzo Nobel Inks (ANI) at the Akrosil Europe facility in Heerlen, the Netherlands (Akrosil Europe is expected to own the machine in 2006)

All rail cars at Kaukauna, Wisconsin facility.

Indemnification obligations relating to officers or directors of Seller.

Lease for oxygen plant at Kaukauna, Wisconsin facility.

E-1

EXHIBIT F

SHARE PURCHASE AGREEMENT

[To be attached hereto]

F-1

EXHIBIT G

FORM OF INSTRUMENT OF ASSUMPTION

This INSTRUMENT OF ASSUMPTION is made by [Acquisition Subsidiary] (“Buyer”), a [                    ] corporation and a wholly owned subsidiary of [Buyer], a [                    ] corporation (“Buyer”), in favor of International Paper Company (“Seller”), a New York corporation. All capitalized terms not otherwise defined herein shall have the definitions given to such terms in the Agreement (as hereinafter defined).

WHEREAS, pursuant to the Purchase Agreement, dated as of                          , 2005 (the “Agreement”), by and among Seller, Buyer, Seller is selling, assigning, transferring, conveying and delivering to Buyer certain properties, assets, claims, contracts and rights relating to the Business, other than the Excluded Assets, all as more fully described in the Agreement, for consideration in the amount and on the terms and conditions provided in the Agreement.

NOW, THEREFORE, in consideration of such sale, assignment, transfer, conveyance and delivery pursuant to the Agreement, Buyer hereby undertakes, assumes and agrees to perform, pay or discharge, and hold Seller harmless from and indemnify Seller against, all Assumed Liabilities (which excludes the Excluded Liabilities which Seller has specifically agreed to retain pursuant to the terms of the Agreement).

The assumption by Buyer of such Assumed Liabilities will not be construed to defeat, impair or limit in any way any rights or remedies of Buyer or Seller under the Agreement, except to the extent set forth therein.

This Instrument of Assumption will be enforceable against the successors and assigns of Buyer and will inure to the benefit of the successors and assigns of Seller.

IN WITNESS WHEREOF, Buyer has caused this Instrument of Assumption to be delivered to Seller as of the Closing Date to be effective as of the close of business on                     , 2005.

[BUYER]

By:
President

G-1

EXHIBIT H

FORM OF TRANSITION SERVICES AGREEMENT

[To be attached hereto]

H-1

EXHIBIT I

[INTENTIONALLY OMITTED]

I-1

EXHIBIT I-1

QUINNESEC PULP SUPPLY AGREEMENT

[To be attached hereto]

I-1-1

EXHIBIT I-2

RIEGELWOOD PULP SUPPLY AGREEMENT

[To be attached hereto]

I-2-1

EXHIBIT I-3

CARIBOO PULP SUPPLY AGREEMENT

[To be attached hereto]

I-3-1

EXHIBIT J

REAM WRAP SUPPLY AGREEMENT

[To be attached hereto]

J-1

EXHIBIT K

ANDROSCOGGIN SUPPLY AGREEMENT

[To be attached hereto]

K-1

EXHIBIT L

TAX-EXEMPT BOND AGREEMENT

[To be attached hereto]

L-1

EXHIBIT M

WOOD PROCUREMENT AGREEMENT

[To be attached hereto]

M-1